UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12

CASEY’S GENERAL STORES, INC.

(Name of Registrant as Specified in its Charter)

ACT ACQUISITION SUB, INC.

ALIMENTATION COUCHE-TARD INC.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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August 19, 2010

Dear Shareholder of Casey’s General Stores:

On June 2, 2010, Alimentation Couche-Tard Inc., a corporation incorporated under the laws of the province of Québec, Canada (“Couche-Tard”), and its indirect wholly owned subsidiary ACT Acquisition Sub, Inc., an Iowa corporation (“Purchaser”), commenced an offer to purchase (1) all issued and outstanding shares of common stock, no par value (the “Common Stock”), of Casey’s General Stores, Inc., an Iowa corporation (“Casey’s”), and (2) the associated rights to purchase shares of Series A Serial Preferred Stock, no par value, of Casey’s (the “Rights”) issued pursuant to the Rights Agreement, dated as of April 16, 2010, between Casey’s and Computershare Trust Company, N.A., as Rights Agent, at a price of $36.00 per share of Common Stock, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 2, 2010 (together with any amendments and supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments and supplements thereto and the Offer to Purchase, collectively constitute the “Offer”). On July 22, 2010, Couche-Tard and Purchaser increased the price to be paid pursuant to the Offer from $36.00 per share of Common Stock to $36.75 per share of Common Stock, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer. The Offer will expire at 5:00 p.m., New York City time, on Monday, August 30, 2010, unless extended. All references herein to “Common Stock” shall be deemed to include the associated Rights, where applicable.

The purpose of the Offer is to enable us to acquire control of, and ultimately acquire the entire equity interest in, Casey’s. The Offer, as the first step in the acquisition of Casey’s, is intended to facilitate the acquisition of all issued and outstanding shares of Common Stock. Purchaser currently intends, promptly following consummation of the Offer, to seek to have Casey’s consummate a second-step merger or similar business combination with Purchaser (the “Proposed Merger”).

We are sending you the enclosed proxy statement and the accompanying BLUE proxy card because we are soliciting proxies from shareholders of Casey’s to be used at the 2010 annual meeting of shareholders of Casey’s (including any adjournment or postponement thereof and any special meeting that may be called in lieu thereof, the “Annual Meeting”). The Annual Meeting is scheduled to be held on September 23, 2010, at 9:00 a.m., Central Time, at Casey’s Corporate Headquarters, One Convenience Blvd., Ankeny, Iowa.

We are seeking your support for the election of our eight nominees to the Board of Directors of Casey’s (the “Board”) because we believe that the current directors of Casey’s are not acting, and that they will not act, in your best interests. The Board has rejected our cash offer of $36.75 per share of Common Stock and has refused to engage in negotiations with us. In fact, the Board (1) adopted a “poison pill” on April 16, 2010 after the public announcement that we had submitted a proposal to the Board to acquire all of the outstanding shares of Common Stock for $36.00 per share in cash and (2) has failed to approve the Offer and Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s, so as to make Section 490.1110 of the Iowa Business Corporation Act (the “IBCA”) inapplicable. Section 490.1110 of the IBCA prohibits an Iowa corporation from engaging in certain business combinations with specified interested shareholders for a period of three years from the date the shareholder became an interested shareholder, unless certain conditions are satisfied. Furthermore, pursuant to a Note Purchase Agreement, dated as of August 9, 2010, between Casey’s and the purchasers named therein, Casey’s issued in a private placement 5.22% Senior Notes due August 9, 2020 (together with any notes issued in substitution therefor, the “Notes”) in an aggregate principal amount of $569 million, the proceeds of which will be used to fund the purchase of shares of Common Stock in the previously announced $500 million recapitalization plan of Casey’s and for certain other purposes. In connection therewith, the Board agreed to a “poison put” provision pursuant to which Casey’s is required to offer to pay noteholders penalties estimated to be $100 million based on treasury rates as of August 18, 2010, in addition to the outstanding principal amount and accrued interest on the Notes, if, among other things, any party acquires 35% or more of the outstanding shares of Common Stock or if the shareholders of Casey’s decide to replace a majority of the Board at the Annual Meeting.

In addition, we are seeking your support for a proposal to repeal any new by-laws or amendments to the Second Amended and Restated By-Laws of Casey’s (the “By-Laws”) adopted by the Board, without shareholder approval, after June 10, 2009 (which is the date of the last publicly disclosed amendment to the By-Laws as of the date of this proxy statement) and prior to the time of adoption of this proposal by the shareholders of Casey’s (the “Couche-Tard By-Law Proposal”). The Couche-Tard By-Law Proposal is being brought in the event that any new by-laws or amendments to the By-Laws are adopted by the Board, without shareholder approval, which impede or frustrate our ability to acquire control of, and ultimately acquire the entire equity interest in, Casey’s.

We have nominated our own slate of candidates for election to the Board at the Annual Meeting because the Offer is subject to conditions certain of which will not be satisfied unless the Board takes action to, among other things, (1) redeem the Rights (or make the Rights inapplicable to the Offer and Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s) and (2) approve the Offer and Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s, so as to make Section 490.1110 of the IBCA inapplicable. By voting for our nominees, you can send our nominees and Casey’s a clear message that you want them to take these actions and any other actions that they may deem necessary or advisable, consistent with their fiduciary duties, to facilitate the consummation of the Offer and Proposed Merger.

We believe that you deserve a board of directors that is answerable to you and that will act in your best interests. Our nominees, if elected to the Board and subject to their fiduciary duties, will have the power to take the corporate actions necessary to consummate a merger and not create impediments to the shareholders of Casey’s receiving full and fair value for their shares of Common Stock. If elected to the Board, our nominees will comprise the entire Board.

Casey’s has proposed that the shareholders of Casey’s ratify the appointment by the Audit Committee of the Board of KPMG LLP as the independent auditor of Casey’s for the fiscal year ending April 30, 2011 (the “Casey’s KPMG Proposal”). Please refer to the definitive proxy statement of Casey’s, filed with the Securities and Exchange Commission on August 12, 2010, for more information about the Casey’s KPMG Proposal.

If your shares of Common Stock are registered in your own name, we urge you to vote for the election of our nominees to the Board, the adoption of the Couche-Tard By-Law Proposal and the adoption of the Casey’s KPMG Proposal by telephone, via the Internet (instructions are on the BLUE proxy card) or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope today, whether or not you plan to attend the Annual Meeting.

If you hold your shares of Common Stock with a brokerage firm, bank or other nominee, only it can exercise voting rights with respect to your shares of Common Stock and it is required to vote such shares of Common Stock in accordance with your instructions. Accordingly, it is critical that you promptly give instructions to your brokerage firm, bank or other nominee to ensure that a BLUE proxy card is submitted on your behalf (1) FOR the election of each of the Nominees to the Board, (2) FOR the adoption of the Couche-Tard By-Law Proposal and (3) FOR the adoption of the Casey’s KPMG Proposal.

We urge you not to sign or return the white proxy card of Casey’s or otherwise provide your proxy to Casey’s. It will NOT help elect the Couche-Tard nominees if you sign and return the white proxy card of Casey’s and vote against its directors or withhold your vote for its directors. Doing so may cancel any previous votes you have cast. If you have already returned or otherwise provided a white proxy card to Casey’s, you may revoke that proxy by voting by telephone or via the Internet (instructions are on the enclosed BLUE proxy card) or by signing, dating and mailing a later-dated BLUE proxy card in the postage-paid envelope provided. You may also revoke your proxy by submitting a written revocation to the Secretary of Casey’s at One Convenience Blvd., Ankeny, Iowa 50021, prior to the commencement of the Annual Meeting or by voting in person at the Annual Meeting. Only your latest-dated proxy or your vote in person at the Annual Meeting will be counted. Shareholders whose shares are held in “street name” should consult with their brokerage firm, bank or other nominee concerning the methods for revoking their proxy.

If you have any questions or require any assistance in executing or delivering your proxy, please call our proxy solicitor, Innisfree M&A Incorporated, at (877) 717-3930.

Very truly yours,

/s/    Alain Bouchard

Alain Bouchard

President and Chief Executive Officer

DATED AUGUST 19, 2010

PROXY STATEMENT

OF

ACT ACQUISITION SUB, INC.

ALIMENTATION COUCHE-TARD INC.

2010 ANNUAL MEETING OF SHAREHOLDERS

OF

CASEY’S GENERAL STORES, INC.

This proxy statement and the accompanying BLUE proxy card are being furnished to you by Alimentation Couche-Tard Inc., a corporation incorporated under the laws of the province of Québec, Canada (“Couche-Tard”), and its indirect wholly owned subsidiary ACT Acquisition Sub, Inc., an Iowa corporation (“Purchaser”), in connection with the solicitation of proxies from you, the holders of shares of common stock, no par value (the “Common Stock”), of Casey’s General Stores, Inc., an Iowa corporation (“Casey’s”). Couche-Tard and Purchaser intend to vote such proxies at the annual meeting of shareholders of Casey’s scheduled to be held on September 23, 2010 at 9:00 a.m., Central Time, at Casey’s Corporate Headquarters, One Convenience Blvd., Ankeny, Iowa (including any adjournments or postponements thereof and any special meeting that may be called in lieu thereof, the “Annual Meeting”), in order to take the following actions:

(1)	to vote FOR the election of Howard W. Bates, Hugh L. Cooley, G. Terrence Coriden, Mickey Kim, D.O. Mann, Kevin J. Martin, David B. McKinney and Marc E. Rothbart (collectively, the “Nominees”) to the Board of Directors of Casey’s (the “Board”);

(2)	to vote FOR the adoption of Couche-Tard’s proposal to repeal any new by-laws or amendments to the Second Amended and Restated By-Laws of Casey’s (the “By-Laws”) adopted by the Board, without shareholder approval, after June 10, 2009 (which is the date of the last publicly disclosed amendment to the By-Laws as of the date of this proxy statement) and prior to the time of adoption of this proposal by the shareholders of Casey’s (the “Couche-Tard By-Law Proposal”); and

(3)	to vote FOR the adoption of the proposal of Casey’s to ratify the appointment of KPMG LLP as the independent auditor of Casey’s for the fiscal year ending April 30, 2011 (the “Casey’s KPMG Proposal”).

Casey’s has set July 29, 2010 as the record date (the “Record Date”) for determining the shareholders entitled to vote at the Annual Meeting. This proxy statement and the accompanying BLUE proxy card are first being sent or given on or about August 19, 2010 to all holders of record of Common Stock on the Record Date.

THIS SOLICITATION IS BEING MADE BY COUCHE-TARD AND PURCHASER AND NOT ON BEHALF OF THE BOARD OR THE MANAGEMENT OF CASEY’S.

On June 2, 2010, Purchaser commenced its offer to purchase (1) all issued and outstanding shares of Common Stock and (2) the associated rights to purchase shares of Series A Serial Preferred Stock, no par value, of Casey’s (the “Rights”) issued pursuant to the Rights Agreement, dated as of April 16, 2010, between Casey’s and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), at a price of $36.00 per share of Common Stock, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 2, 2010 (together with any amendments and supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments and supplements thereto and the Offer to Purchase, collectively constitute the “Offer”). On July 22, 2010, Couche-Tard and Purchaser increased the price to be paid pursuant to the Offer from $36.00 per share of Common Stock to $36.75 per share of Common Stock, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer. The Offer will expire at 5:00 p.m., New York City time, on Monday, August 30, 2010, unless extended. All references herein to “Common Stock” shall be deemed to include the associated Rights, where applicable.

i

Purchaser has commenced the Offer to acquire control of, and ultimately the entire equity interest in, Casey’s. Purchaser currently intends, promptly following consummation of the Offer, to seek to have Casey’s consummate a second-step merger or similar business combination with Purchaser (the “Proposed Merger”), pursuant to which each then outstanding share of Common Stock (other than shares of Common Stock held by Couche-Tard or its subsidiaries (including, without limitation, Purchaser) and shares of Common Stock owned by shareholders who properly perfect their appraisal rights under Iowa law) will be converted into the right to receive an amount in cash equal to the highest price paid per share of Common Stock pursuant to the Offer.

The Offer is subject to conditions certain of which will not be satisfied unless the Board takes action to, among other things, (1) redeem the Rights (or make the Rights inapplicable to the Offer and Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s) and (2) approve the Offer and Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s, so as to make Section 490.1110 of the Iowa Business Corporation Act (the “IBCA”) inapplicable. Section 490.1110 of the IBCA prohibits an Iowa corporation from engaging in certain business combinations with specified interested shareholders for a period of three years from the date the shareholder became an interested shareholder, unless certain conditions are satisfied.

The Nominees, if elected to the Board and subject to their fiduciary duties, will have the power to take the corporate actions necessary to consummate a merger and not create impediments to the shareholders of Casey’s receiving full and fair value for their shares of Common Stock.

The Couche-Tard By-Law Proposal is being brought in the event that any new by-laws or amendments to the By-Laws are adopted by the Board, without shareholder approval, which impede or frustrate our ability to acquire control of, and ultimately acquire the entire equity interest in, Casey’s.

You should not assume that the information contained in this proxy statement is accurate as of any date other than August 19, 2010, and the mailing of this proxy statement to shareholders of Casey’s shall not have created any implication to the contrary. You are urged to read this proxy statement and other documents filed with the Securities and Exchange Commission (the “SEC”) carefully and in their entirety when they become available because they will contain important information.

On the Record Date, Couche-Tard beneficially owned 362 shares of Common Stock (which includes 100 shares of Common Stock owned by Purchaser) or less than one percent of the outstanding shares of Common Stock. Couche-Tard and Purchaser intend to vote all of their shares of Common Stock at the Annual Meeting FOR the election of the Nominees to the Board, FOR the adoption of the Couche-Tard By-Law Proposal and FOR the adoption of the Casey’s KPMG Proposal.

PLEASE NOTE THAT THIS PROXY STATEMENT IS NEITHER A REQUEST FOR THE TENDER OF SHARES OF COMMON STOCK NOR AN OFFER WITH RESPECT THERETO. COUCHE-TARD AND PURCHASER ARE MAKING THE OFFER ONLY BY MEANS OF A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY COUCHE-TARD AND PURCHASER WITH THE SEC ON JUNE 2, 2010.

IMPORTANT

THE ELECTION OF THE NOMINEES TO THE BOARD AND THE ADOPTION OF THE COUCHE-TARD BY-LAW PROPOSAL ARE EXPECTED TO FACILITATE THE OFFER AND PROPOSED MERGER. IF YOU WANT THE OPPORTUNITY TO PARTICIPATE IN THE OFFER AND PROPOSED MERGER, WE URGE YOU TO PROMPTLY VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD AND FOR THE ADOPTION OF THE COUCHE-TARD BY-LAW PROPOSAL. ELECTION OF THE NOMINEES TO THE BOARD WILL BE AN IMPORTANT STEP IN ALLOWING YOU THE OPPORTUNITY TO RECEIVE THE CONSIDERATION TO BE PAID TO SHAREHOLDERS PURSUANT TO THE OFFER AND PROPOSED MERGER.

HOWEVER, YOU MUST TENDER YOUR SHARES OF COMMON STOCK PURSUANT TO THE OFFER AND ALL OF THE CONDITIONS TO THE OFFER MUST BE SATISFIED OR WAIVED BEFORE YOU CAN RECEIVE THE CONSIDERATION TO BE PAID FOR SHARES OF COMMON STOCK TENDERED PURSUANT TO THE OFFER. YOUR VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OR FOR THE ADOPTION OF THE COUCHE-TARD BY-LAW PROPOSAL DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES OF COMMON STOCK PURSUANT TO THE OFFER.

Please vote by telephone or via the Internet today (instructions are on the enclosed BLUE proxy card) or by signing, dating and mailing the enclosed BLUE proxy card in the postage-paid envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This proxy statement, any additional proxy solicitation materials of Couche-Tard and Purchaser and the BLUE proxy card are available at http://www.ReadOurMaterials.com/Couche-Tard.

Couche-Tard has retained Innisfree M&A Incorporated to assist in this solicitation of proxies. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free (877) 717-3930

Banks and Brokers may call collect (212) 750-5833

QUESTIONS AND ANSWERS RELATING TO THIS PROXY SOLICITATION

The following are some of the questions you may have as a shareholder of Casey’s, as well as the answers to those questions. The following is not a substitute for the information contained in this proxy statement, and the information contained below is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement. We urge you to read this proxy statement carefully and in its entirety.

Unless the context indicates otherwise, in this proxy solicitation, we use the terms “us,” “we” and “our” to refer to Couche-Tard and, where appropriate, Purchaser.

Who is making this solicitation?

Couche-Tard and Purchaser are making this solicitation. Purchaser is an indirect wholly owned subsidiary of Couche-Tard organized in 2010 under the laws of the State of Iowa in order to make the Offer and to take other action in connection therewith. Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer, the Proposed Merger and this proxy solicitation. Purchaser’s principal executive offices are located at 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3.

Couche-Tard is incorporated under the laws of the province of Québec, Canada with principal executive offices located at 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3. Couche-Tard is a leading convenience store operator offering a range of food products, beverages, other merchandise and services and motor fuel. In North America, Couche-Tard is the largest independent convenience store operator (whether integrated with a petroleum company or not) in terms of number of company-operated stores. As of the date of this proxy statement, Couche-Tard operates a network of 5,878 convenience stores, 4,146 of which include motor fuel dispensing, located in 11 large geographic markets, including eight in the United States covering 43 states and the District of Columbia and three in Canada covering all ten provinces. More than 53,000 people are employed throughout Couche-Tard’s retail convenience network and service centers.

What are we asking you to vote for?

We are asking you to vote FOR the following actions on the enclosed BLUE proxy card:

(1)	the election of the Nominees;

(2)	the adoption of our proposal to repeal any new by-laws or amendments to the By-Laws adopted by the Board, without shareholder approval, after June 10, 2009 (which is the date of the last publicly disclosed amendment to the By-Laws as of the date of this proxy statement) and prior to the time of adoption of this proposal by the shareholders of Casey’s; and

(3)	the adoption of the proposal of Casey’s to ratify the appointment of KPMG LLP as the independent auditor of Casey’s for the fiscal year ending April 30, 2011.

Who are the Nominees?

We are proposing that Howard W. Bates, Hugh L. Cooley, G. Terrence Coriden, Mickey Kim, D.O. Mann, Kevin J. Martin, David B. McKinney and Marc E. Rothbart be elected to the Board. According to the definitive proxy statement filed by Casey’s with the SEC on August 12, 2010 (the “Casey’s Proxy Statement”), and as confirmed pursuant to a letter, dated August 9, 2010, from Casey’s to Couche-Tard, the Board currently consists of one class of eight directors, with each director to be elected at the Annual Meeting and to hold office until the next succeeding annual meeting and until their respective successors have been elected and qualified.

Couche-Tard and Purchaser believe that the Nominees are highly qualified to serve as directors on the Board and are independent within the meaning of the corporate governance standards of the Nasdaq Global

Select Market. None of the Nominees are affiliated with Couche-Tard or any subsidiary of Couche-Tard, including Purchaser. The principal occupation and business experience of each Nominee is set forth in this proxy statement under the section titled “Proposal 1: Election of the Nominees,” which we urge you to read.

Why are we soliciting your vote?

We are soliciting your vote because we believe that the current directors of Casey’s are not acting, and that they will not act, in your best interests with respect to the Offer and Proposed Merger.

The Board has rejected our cash offer of $36.75 per share of Common Stock and has refused to engage in negotiations with us. In fact, the Board (1) adopted a “poison pill” on April 16, 2010 after the public announcement that we had submitted a proposal to the Board to acquire all of the outstanding shares of Common Stock for $36.00 per share in cash and (2) has failed to approve the Offer and Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s, so as to make Section 490.1110 of the IBCA inapplicable. Section 490.1110 of the IBCA prohibits an Iowa corporation from engaging in certain business combinations with specified interested shareholders for a period of three years from the date the shareholder became an interested shareholder, unless certain conditions are satisfied. Furthermore, pursuant to a Note Purchase Agreement, dated as of August 9, 2010, between Casey’s and the purchasers named therein (the “Note Purchase Agreement”), Casey’s issued in a private placement 5.22% Senior Notes due August 9, 2020 (together with any notes issued in substitution therefor, the “Notes”) in an aggregate principal amount of $569 million, the proceeds of which will be used to fund the purchase of shares of Common Stock in the previously announced $500 million recapitalization plan of Casey’s and for certain other purposes. In connection therewith, the Board agreed to a “poison put” provision pursuant to which Casey’s is required to offer to pay noteholders penalties estimated to be $100 million based on treasury rates as of August 18, 2010, in addition to the outstanding principal amount and accrued interest on the Notes, if, among other things, any party acquires 35% or more of the outstanding shares of Common Stock or if the shareholders of Casey’s decide to replace a majority of the Board at the Annual Meeting.

The Nominees, if elected to the Board and subject to their fiduciary duties, will have the power to take the corporate actions necessary to consummate a merger and not create impediments to the shareholders of Casey’s receiving full and fair value for their shares of Common Stock.

We are submitting the Couche-Tard By-Law Proposal for your consideration in the event that any new by-laws or amendments to the By-Laws are adopted by the Board, without shareholder approval, which impede or frustrate our ability to acquire control of, and ultimately acquire the entire equity interest in, Casey’s.

What must happen to complete the Offer?

The Offer is subject to the satisfaction or waiver of certain conditions by us, including:

•

shareholders of Casey’s having validly tendered, and not withdrawn before the expiration of the Offer, a number of shares of Common Stock that, together with the shares of Common Stock then owned by Couche-Tard and its subsidiaries (including, without limitation, Purchaser), would represent at least a majority of the total voting power of all of the outstanding shares of Common Stock calculated on a fully-diluted basis after the consummation of the Offer;

•

Couche-Tard being satisfied, in its reasonable discretion, that the restrictions on business combinations with interested shareholders set forth in Section 490.1110 of the IBCA will be inapplicable to the Offer and Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s;

•

Casey’s not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Couche-Tard’s or Purchaser’s ability to acquire Casey’s or otherwise diminishing the expected value to Couche-Tard of the acquisition of Casey’s;

•

Couche-Tard having available to it proceeds of financings on terms and conditions satisfactory to it that are sufficient, together with cash on hand, to consummate the Offer and Proposed Merger, and to refinance all debt of Casey’s and Couche-Tard that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or Proposed Merger or the financing thereof, and to pay all related fees and expenses;

•

the Board having redeemed the Rights or Purchaser being satisfied, in its reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and Proposed Merger, or any business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s; and

•	all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, having expired or been terminated.

The Offer is also subject to certain other conditions. A complete description of all such conditions are contained in the Offer to Purchase.

If you elect the Nominees to the Board, are you agreeing to an acquisition of Casey’s by us or agreeing to tender your shares to Purchaser?

No. Your vote to elect the Nominees to the Board does not obligate you to tender your shares of Common Stock pursuant to the Offer.

Although the election of the Nominees to the Board is an important step toward prompt consummation of the Offer and Proposed Merger, we are not asking the shareholders of Casey’s to tender their shares of Common Stock by means of this proxy solicitation or to consent to or vote on the Proposed Merger at this time.

Where and when will the Annual Meeting be held?

Casey’s has announced that the Annual Meeting is scheduled to be held on September 23, 2010 at 9:00 a.m., Central Time, at Casey’s Corporate Headquarters, One Convenience Blvd., Ankeny, Iowa.

Who can vote at the Annual Meeting?

If you owned shares of Common Stock at the close of business on July 29, 2010, the Record Date, you are entitled to vote at the Annual Meeting to elect the Nominees to the Board and to approve the Couche-Tard By-Law Proposal.

How many shares must be voted in favor of the Nominees to elect them?

Directors of Casey’s are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. For this purpose, “plurality” means that the individuals receiving the greatest number of votes cast for election are elected as directors, up to the maximum number of directors to be elected. According to the Casey’s Proxy Statement, at the Annual Meeting, the eight persons who receive the greatest number of votes cast for election will be the duly elected directors of Casey’s. Withheld votes and “broker non-votes” will not be counted for the purpose of determining the number of votes cast for election. “Broker non-votes” are shares held by a broker that are represented at a meeting of shareholders, but with respect to which brokers are prohibited from exercising voting authority because the beneficial owner has not provided voting instructions and the broker does not have discretionary voting power.

How many shares must be voted in favor of the other proposals described in this proxy statement?

Adoption of the Couche-Tard By-Law Proposal and the Casey’s KPMG Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, where a quorum is present. Abstentions and “broker non-votes” will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote.

How do proxies work?

We are asking you to appoint Alain Bouchard, Brian P. Hannasch and Raymond Paré as your proxy holders to vote your shares of Common Stock at the Annual Meeting. You may make this appointment by using one of the voting methods described below. Giving us your proxy means that you authorize the proxy holders to vote your shares of Common Stock at the Annual Meeting according to the instructions you provide on the proxy card. You may vote for all, some or none of the Nominees. You may also vote for or against the adoption of the Couche-Tard By-Law Proposal and the Casey’s KPMG Proposal, or abstain from voting.

How can you vote?

You may vote your shares of Common Stock by telephone or via the Internet (instructions are on the enclosed BLUE proxy card) or by signing, dating and mailing the enclosed BLUE proxy card in the postage-paid envelope provided. You may also vote your shares of Common Stock in person if you attend the Annual Meeting. We urge you to vote your shares of Common Stock by telephone, via the Internet or by mail today.

If you hold your shares of Common Stock with a brokerage firm, bank or other nominee, only it can exercise voting rights with respect to your shares of Common Stock and it is required to vote such shares of Common Stock in accordance with your instructions. Accordingly, it is critical that you promptly give instructions to your brokerage firm, bank or other nominee to ensure that a BLUE proxy card is submitted on your behalf (1) FOR the election of each of the Nominees to the Board, (2) FOR the adoption of the Couche-Tard By-Law Proposal and (3) FOR the adoption of the Casey’s KPMG Proposal.

We urge you not to sign or return the white proxy card of Casey’s or otherwise provide your proxy to Casey’s. It will NOT help elect the Nominees if you sign and return the white proxy card of Casey’s and vote against its directors or withhold your vote for its directors. Doing so may cancel any previous votes you have cast. If you have already returned or otherwise provided a white proxy card to Casey’s, you may revoke that proxy by voting by telephone or via the Internet (instructions are on the enclosed BLUE proxy card) or by signing, dating and mailing a later-dated BLUE proxy card in the postage-paid envelope provided. You may also revoke your proxy by submitting a written revocation to the Secretary of Casey’s at One Convenience Blvd., Ankeny, Iowa 50021, prior to the commencement of the Annual Meeting or by voting in person at the Annual Meeting. Only your latest-dated proxy or your vote in person at the Annual Meeting will be counted. Shareholders whose shares are held in “street name” should consult with their brokerage firm, bank or other nominee concerning the methods for revoking their proxy.

What happens if you return a signed proxy without voting instructions?

If you return a signed BLUE proxy card without providing voting instructions, your shares of Common Stock will be voted: (1) FOR the election of each of the Nominees to the Board, (2) FOR the adoption of the Couche-Tard By-Law Proposal and (3) FOR the adoption of the Casey’s KPMG Proposal.

Will any other matters be considered at the Annual Meeting?

We do not know of any other matters to be presented for approval by the shareholders of Casey’s at the Annual Meeting. If, however, other matters are properly presented, the persons named in the enclosed BLUE proxy card will vote the shares of Common Stock represented thereby in accordance with their best judgment in relation to such additional business pursuant to the discretionary authority granted in the proxy.

What is the deadline for submitting proxies?

Proxies can be submitted until action on the director nominations and the Couche-Tard By-Law Proposal is taken at the Annual Meeting. However, to be sure that we receive your proxy in time to utilize it, we request that you provide your proxy to us as early as possible.

Can you revoke your proxy?

You may revoke a proxy that you have given to either Casey’s or to us at any time before it is exercised at the Annual Meeting by (1) executing a proxy bearing a later date, (2) submitting a written revocation to the Secretary of Casey’s at One Convenience Blvd., Ankeny, Iowa 50021, prior to the commencement of the Annual Meeting or (3) voting in person at the Annual Meeting. Shareholders whose shares are held in “street name” should consult with their brokerage firm, bank or other nominee concerning the methods for revoking their proxy.

Although a revocation is effective if received by the Secretary of Casey’s at the address above prior to the commencement of the Annual Meeting, we urge you to mail either the original or a copy of the revocation to Alimentation Couche-Tard Inc., c/o Innisfree M&A Incorporated, at 501 Madison Avenue, 20th Floor, New York, New York 10022, so that we will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of the Nominees to the Board and approval of the Couche-Tard By-Law Proposal have been received.

Whom should you call if you have any questions about the solicitation?

If you have any questions, or need assistance in voting your shares, please call Couche-Tard’s proxy solicitor, Innisfree M&A Incorporated, toll free at (877) 717-3930. Banks and brokers, and callers from other countries, may call collect at (212) 750-5833.

PROPOSAL 1: ELECTION OF THE NOMINEES

Pursuant to the Restatement of the Restated and Amended Articles of Incorporation of Casey’s, as amended (the “Articles”), the Board may consist of up to nine persons, and individuals may be elected by the Board to fill any vacancies or to occupy any new directorships, with such individuals serving in each case until the next annual meeting of shareholders and until a successor is duly elected and qualified. Prior to June 11, 2010, the Board consisted of nine persons. However, as disclosed in the Current Report on Form 8-K filed with the SEC by Casey’s on June 14, 2010, Ronald M. Lamb, the Chairman of the Board, passed away on June 11, 2010. Pursuant to a letter, dated August 9, 2010, from Casey’s to Couche-Tard, Casey’s confirmed that the Board has taken formal action to reduce the size of the Board to eight members such that there is no vacancy on the Board. Furthermore, according to the Casey’s Proxy Statement, the Board currently consists of one class of eight directors, with each director to be elected at the Annual Meeting and to hold office until the next succeeding annual meeting and until their respective successors have been elected and qualified. Accordingly, Couche-Tard and Purchaser propose that the shareholders of Casey’s elect eight persons — Howard W. Bates, Hugh L. Cooley, G. Terrence Coriden, Mickey Kim, D.O. Mann, Kevin J. Martin, David B. McKinney and Marc E. Rothbart as directors of Casey’s at the Annual Meeting.

If the Nominees are elected to the Board, they will replace the incumbent directors — Robert J. Myers, Kenneth H. Haynie, Johnny Danos, William C. Kimball, Diane C. Bridgewater, Jeffrey M. Lamberti, Richard A. Wilkey and H. Lynn Horak. According to the Casey’s Proxy Statement, each of the incumbent directors will be nominated by Casey’s for election at the Annual Meeting.

Couche-Tard and Purchaser believe that the Nominees are highly qualified to serve as directors on the Board and are independent within the meaning of the corporate governance standards of the Nasdaq Global Select Market. None of the Nominees are affiliated with Couche-Tard or any subsidiary of Couche-Tard, including Purchaser.

In addition, the Nominees understand that, if elected to the Board, each of them will have an obligation under Iowa law to discharge their duties as a director in good faith, consistent with their fiduciary duties to Casey’s and its shareholders. The only commitment given to Couche-Tard and Purchaser by the Nominees with respect to their service on the Board, if elected, and the only commitment Couche-Tard and Purchaser have sought from the Nominees, is that they will act in the best interest of Casey’s and its shareholders and exercise their independent judgment in accordance with applicable law and subject to their fiduciary duties to the shareholders of Casey’s in all matters that come before the Board.

Reasons to Vote for the Nominees

A vote for the Nominees lets Casey’s and the Nominees know that you want to have the opportunity to accept the Offer. We believe that the terms of the Offer and Proposed Merger provide you with the opportunity to realize full and fair value for your shares of Common Stock, and that the Board is not acting, and that it will not act, in your best interests.

The Board has rejected our cash offer of $36.75 per share of Common Stock and has refused to engage in negotiations with us. In fact, the Board (1) adopted a poison pill on April 16, 2010 after the public announcement that we had submitted a proposal to the Board to acquire all of the outstanding shares of Common Stock for $36.00 per share in cash and (2) has failed to approve the Offer and Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s, so as to make Section 490.1110 of the IBCA inapplicable. Section 490.1110 of the IBCA prohibits an Iowa corporation from engaging in certain business combinations with specified interested shareholders for a period of three years from the date the shareholder became an interested shareholder, unless certain conditions are satisfied. Furthermore, pursuant to the Note Purchase Agreement, Casey’s issued in a private placement the Notes in an aggregate principal amount of $569 million, the proceeds of which will be used to fund the purchase of shares of Common Stock in the previously announced $500 million recapitalization plan of Casey’s and for certain other purposes. In connection therewith, the Board agreed to a “poison put” provision pursuant to which Casey’s is required to offer to pay noteholders penalties estimated to be $100 million based on treasury rates as of August 18, 2010, in addition to the outstanding principal amount and accrued interest on the Notes, if, among other things, any party acquires 35% or more of the outstanding shares of Common Stock or if the shareholders of Casey’s decide to replace a majority of the Board at the Annual Meeting.

We believe that you deserve a board of directors that is answerable to you and that will act in your best interests. By voting for the Nominees, you can demonstrate to the Nominees and Casey’s your support for the Offer and Proposed Merger. The Nominees, if elected to the Board and subject to their fiduciary duties, will have the power to take the corporate actions necessary to consummate a merger and not create impediments to the shareholders of Casey’s receiving full and fair value for their shares of Common Stock. If elected to the Board, the Nominees will comprise the entire Board.

The Offer is subject to conditions certain of which will not be satisfied unless the Board takes action to, among other things, (1) redeem the Rights (or make the Rights inapplicable to the Offer and Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s) and (2) approve the Offer and Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s, so as to make Section 490.1110 of the IBCA inapplicable. By voting for the Nominees, you can send Casey’s and the Nominees a clear message that you want them to take these actions and any other actions that they may deem necessary or advisable, consistent with their fiduciary duties, to facilitate the consummation of the Offer and Proposed Merger.

A vote for the election of the Nominees to the Board will not obligate you to tender shares of Common Stock pursuant to the Offer. It will give the shareholders of Casey’s an opportunity to decide for themselves whether to accept the Offer.

Information Regarding the Nominees

The following table sets forth the name, age, business address, business experience and principal occupation or employment during the past five years and certain other information with respect to each of the Nominees, including information that led to Couche-Tard’s conclusion that each of the Nominees is qualified to serve as a member of the Board. This information has been furnished to Couche-Tard and Purchaser by the Nominees.

Name and Business Address	Age	Business Experience, Principal Occupation or Employment During the Past Five Years and Certain Other Information
Howard W. Bates 15960 Bridgewater Club Blvd. Carmel, IN 46033	56

Mr. Bates currently is self-employed as a business consultant and is actively engaged in raising capital for early stage growth and new venture start-ups. From 2007 to 2009, Mr. Bates served as President of Kratos Defense and Security Solutions, Inc. In 1994, Mr. Bates founded Haverstick Consulting, Inc., a defense and technology firm in Indianapolis, Indiana, which was acquired by Kratos Defense and Security Solutions, Inc. in December 2007. From 1994 to 2007, Mr. Bates served as the President and Chief Executive Officer of Haverstick Consulting, Inc. Mr. Bates serves or has served on the board of directors of the following organizations: Haverstick Consulting, Inc.; Haverstick Government Solutions, Inc., a government consulting firm; DTI and Associates, a military and government consulting firm; Xtreme Alternative Defense Systems (XADS) Ltd.; Haverstick Acquisition Inc.; Rocket Support Systems LLC; and A.C.E., a charitable foundation for children. Mr. Bates earned a Masters in Business Administration from Xavier University in Cincinnati.

Name and Business Address	Age	Business Experience, Principal Occupation or Employment During the Past Five Years and Certain Other Information
		Based on Mr. Bates’s operational and executive experience and his experience with mergers and acquisitions and capital market transactions, including the sale of Haverstick Consulting, Inc. to Kratos Defense and Security Solutions, Inc., Couche-Tard believes that Mr. Bates has the requisite qualifications to serve as a member of the Board. Couche-Tard also noted that Mr. Bates has experience in the retail industry based on his prior work experience with Federated Department Stores, Inc.

Hugh L. Cooley 19 Fernglen Drive The Woodlands, TX 77380	60

Mr. Cooley retired from Shell Oil Products Company in July 2009. In 37 years with Shell Oil Products Company, Mr. Cooley held various positions, including, among others, Vice President of Marketing and Sales for Motiva Enterprises LLC, a joint venture between Shell Oil Company and Saudi Refining, Inc., and Vice President for National Wholesale of Shell Oil Products Company. Mr. Cooley serves or has served on the board of directors of the following organizations: truenorth Energy, LLC, a joint venture between the Lyden Company and Shell Oil Company which operates or supplies Shell franchise sites; First Coast Energy, LLP, a gasoline service station company; and Tri Star Energy, LLC, which is a joint venture of Kimbro Oil Company, The Parman Corporation and Motiva Enterprises LLC and distributes fuel to, and operates convenience stores under, the Daily’s Convenience Stores and Scot Markets brands in Tennessee and Kentucky. Mr. Cooley earned a Bachelor of Science in Marketing from the University of Alabama.

Based on Mr. Cooley’s marketing and sales, strategic planning, risk assessment and real estate experience, including his service on the board of directors of companies that operate in the convenience store and gasoline services sectors, Couche-Tard believes that Mr. Cooley has the requisite qualifications to serve as a member of the Board.

G. Terrence Coriden Coriden, Coriden, Andrews & Glover, LLC 415 Washington Street Columbus, IN 47201	63

Since 1998, Mr. Coriden has served as an attorney for, and part owner of, Coriden, Coriden, Andrews & Glover, LLC (formerly Coriden Law Office, LLC). Mr. Coriden is also currently Of-Counsel for Dugan & Voland, LLP and serves as City of Columbus Utility Attorney. From 2005 to 2006, Mr. Coriden served as a hearing judge for the State of Indiana regarding the adjudication of worker compensation matters. Since 2005, Mr. Coriden has served as an adjunct professor at Indiana University-Purdue University Indianapolis. Mr. Coriden currently serves on the board of directors of Kid’s Chance Foundation and has served on the board of directors of the Indiana Continuing Legal Education Forum and as Chairman of the Workers Compensation Board of Indiana. Mr. Coriden is a member of the Indiana State Bar Association and received his Juris Doctor degree from the University of Toledo.

Based on Mr. Coriden’s experience in corporate law, including corporate governance matters, Couche-Tard believes that Mr. Coriden has the requisite qualifications to serve as a member of the Board.

Name and Business Address	Age	Business Experience, Principal Occupation or Employment During the Past Five Years and Certain Other Information
Mickey Kim Kirr, Marbach & Company, LLC 621 Washington Street Columbus, IN 47201	51

As of 2005, Mr. Kim was the Chief Operating Officer and Chief Compliance Officer of Kirr, Marbach & Company, LLC, a registered investment adviser, and continues to currently hold such positions. Mr. Kim is a director and serves on the audit committee of Kirr, Marbach Partners Funds, Inc., which is a registered investment company. In addition, Mr. Kim serves on the board of directors of Heritage Fund – The Community Foundation of Bartholomew County, a community philanthropic organization. Mr. Kim served on the board of directors of Salin Bank & Trust Co., a privately held Indiana bank. Mr. Kim is a Chartered Financial Analyst. Mr. Kim earned a Bachelor of Science in Accounting from the University of Illinois and a Masters in Business Administration in Finance from the University of Chicago.

Based on Mr. Kim’s operational and financial experience as Chief Operating Officer of Kirr, Marbach & Company, LLC, which has $313 million in assets under management as of December 31, 2009, and his corporate governance experience as a director and member of the audit committee of a registered investment company, Couche-Tard believes that Mr. Kim has the requisite qualifications to serve as a member of the Board.

D.O. Mann Spring Mill Venture Partners, LLC 11611 N. Meridian Street, Suite 310 Carmel, IN 46032	41

Since 2002, Mr. Mann has served as a partner of Spring Mill Venture Partners, LLC, a venture capital firm focused on early stage, high-growth life science and information technology investments. Previously, Mr. Mann worked with ServiceMaster Ventures and was a founding member of the ServiceMaster Home Service Center, a joint venture between Kleiner Perkins Caufield & Byers and ServiceMaster Ventures. Mr. Mann began his career in the U.S. Navy where he held various leadership positions that encompassed information systems, business operations, logistics and service as a White House liaison. Mr. Mann serves or has served on the board of directors of the following organizations: HVAF of Indiana, Inc., an organization that supports homeless veterans; BioStorage Technologies, Inc., a company that supplies storage for biological products; Cine-tal

Systems, Inc., a television display technology company; WebLink International, Inc., a web-management software and service company; KIPP Indianapolis College Preparatory, a college preparatory school in Indianapolis, Indiana; Venture Club of Indiana, a non-profit organization that assists entrepreneurs; and TechPoint PAC, a non-profit organization and political action committee. Currently, an adjunct faculty member at Indiana University Kelley School of Business (Indianapolis), Mr. Mann received his Masters in Business Administration from Harvard Business School and a Bachelor of Science from the U.S. Naval Academy at Annapolis.

Based on Mr. Mann’s operational and financial experience as the founder and partner of a venture capital firm and his corporate governance experience, including his service on the board of directors of several privately held companies, Couche-Tard believes that Mr. Mann has the requisite qualifications to serve as a member of the Board. Couche-Tard also noted Mr. Mann’s prior work experience in the retail sector.

Name and Business Address	Age	Business Experience, Principal Occupation or Employment During the Past Five Years and Certain Other Information
Kevin J. Martin Johnson Ventures, Inc. 417 Washington Street Columbus, IN 47201	44

Since 2001, Mr. Martin has served as the Chief Financial Officer of Johnson Ventures, Inc., a private investment company. Mr. Martin serves on the board of directors of the following organizations: JV Partners I, LLC; Indiana Limestone Company, Inc., a quarrying and fabrication company; Stone Center of Indiana, LLC, a retailer of architectural and landscape stone; Indianapolis Tennis Championships, Inc., a non-profit organization that hosts tennis tournaments; and the Columbus Museum of Art & Design, a non-profit organization dedicated to arts in Columbus, Indiana. Mr. Martin previously served on the board of directors of Johnson Construction Materials, LLC, a construction material provider and Central Restaurant Products, LLC, a wholesale restaurant equipment and supplies company. Mr. Martin received a Bachelor of Science in Accounting and a Masters in Business Administration in Management Information Systems and Entrepreneurship from Indiana University.

Based on Mr. Martin’s operational, financial and corporate governance experience, including his experience with investments and mergers and acquisitions for Johnson Ventures, Inc., Couche-Tard believes that Mr. Martin has the requisite qualifications to serve as a member of the Board.

David B. McKinney Reams Asset Management Company 227 Washington Street Columbus, IN 47201	55	Since 1998, Mr. McKinney has served as President and Chief Compliance Officer of Reams Asset Management Company, an investment management firm. From 2003 to 2005, Mr. McKinney served on the board of directors of Columbus Funds, Inc., a registered investment company. In addition, Mr. McKinney serves or has served on the board of directors of the following organizations: the United Way of Bartholomew County; Turning Point Domestic Violence Services, an organization devoted to domestic violence; Volunteers in Medicine, an organization that provides health care services utilizing retired healthcare professionals; Columbus Indiana Architectural Archives; Columbus Enterprise Development Center and Big Brothers / Big Sisters of Bartholomew County. Mr. McKinney is a Certified Public Accountant and received a Bachelor of Science in Accounting from Miami University and a Juris Doctor from Indiana University School of Law.

Based on Mr. McKinney’s operational and financial experience as President and Chief Compliance Officer of Reams Asset Management Company, which manages $10 billion in fixed income assets, and his corporate governance experience, Couche-Tard believes that Mr. McKinney has the requisite qualifications to serve as a member of the Board.

Marc E. Rothbart SIHO Insurance Services, Inc. 417 Washington Street Columbus, IN 47201	47

Since 1999, Mr. Rothbart has served as Chief Financial Officer and Senior Vice President of SIHO Insurance Services, Inc., an employee health care benefits company. Mr. Rothbart serves on the board of directors of the following organizations: the Columbus Indiana Philharmonic; the United Way of Bartholomew County; and the Columbus Museum of Art and Design. Mr. Rothbart also has served on the board of directors of Art Columbus and the Child Abuse Prevention Council. Mr. Rothbart earned a Bachelor of Science in Management from Bentley College.

Based on Mr. Rothbart’s operational and financial experience, including his oversight of all financial matters, information technology, sales and marketing, account management, insured risk operations and product development of SIHO Insurance Services, Inc., Couche-Tard believes that Mr. Rothbart has the requisite qualifications to serve as a member of the Board.

The Nominees have furnished additional information set forth in Annex A of this proxy statement as required by the SEC.

Arrangements between Couche-Tard and the Nominees

Each Nominee is a party to an agreement with Couche-Tard (a “Nominee Agreement”), pursuant to which each such Nominee has agreed to serve as a nominee for election to the Board and, if elected, to serve as a director of Casey’s. Each Nominee Agreement provides that Couche-Tard will pay the Nominee a one-time payment in the amount of $20,000 for agreeing to serve as a Nominee and to be named in this proxy statement. Couche-Tard has also agreed to pay all reasonable out-of-pocket expenses, as pre-approved by Couche-Tard, incurred by each Nominee in connection with entering into the Nominee Agreement and serving as a Nominee, and to indemnify each Nominee with respect to certain losses and other liabilities that may be incurred in connection with any legal proceeding arising out of being a Nominee. Except as set forth in the Nominee Agreements, the Nominees will not receive any compensation from Couche-Tard, Purchaser or their respective affiliates for serving as nominees.

Interests of the Nominees

If elected to the Board, the Nominees will not receive any compensation from Couche-Tard, Purchaser or their respective affiliates for their services as directors of Casey’s, except to the extent that Casey’s becomes an affiliate of Couche-Tard and Purchaser pursuant to a business combination between Couche-Tard and Purchaser, or any of their respective affiliates, on the one hand, and Casey’s, on the other hand.

According to public filings of Casey’s, if elected to the Board, the Nominees would receive, as non-employee directors of Casey’s, an annual retainer of $40,000, and a meeting fee of $1,000 for each shareholder and committee meeting attended. The chair of the Audit Committee of the Board (the “Audit Committee”) would be paid an annual retainer of $12,000 for such services, and members of the Audit Committee would be paid an annual retainer of $6,000 in lieu of per meeting fees. The chair of the Compensation Committee of the Board (the “Compensation Committee”) and the chair of the Nominating and Corporate Governance Committee of the Board would be paid an annual retainer of $8,000 for such services, and the members of such committees would be paid an annual retainer of $4,000 in lieu of per meeting fees. If the Board establishes an additional “special purpose” committee, the chair of such committee would be paid an annual retainer of $4,000 for such services, and the members of such committee would be compensated by a meeting fee of $1,000 for each committee meeting attended.

Casey’s reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for Casey’s and extends coverage to them under Casey’s group life insurance plan, with individual coverages of up to $50,000 each. Non-employee directors also are reimbursed for costs associated with their attendance at seminars relating to corporate governance matters, up to a maximum of $5,000 per year.

Non-employee directors are eligible to receive long term incentive awards under the 2009 Stock Incentive Plan which was approved by the shareholders of Casey’s at the 2009 annual meeting of shareholders of Casey’s (the “2009 Stock Incentive Plan”). The Board or Compensation Committee shall determine and approve all Awards (defined in the 2009 Stock Incentive Plan as a grant of nonqualified stock options, incentive stock options, restricted stock or restricted stock units) to non-employee directors of Casey’s. The maximum number of shares of Common Stock that may be issued pursuant to Awards granted under the 2009 Stock Incentive Plan is 5,000,000. No individual participant may be granted Awards under the 2009 Stock Incentive Plan that could result in such participant receiving in any single calendar year (1) stock options for more than 200,000 shares of Common Stock or (2) awards of restricted stock or restricted stock units relating to more than 100,000 shares of Common Stock. The terms and conditions of the grant of any Award to a non-employee director shall be set forth in an award agreement between Casey’s and any such non-employee director. Additionally, the Board or the Compensation Committee may permit a non-employee director the opportunity to (A) receive an Award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees) or other types of Awards pursuant to such terms and conditions as the Board or the Compensation Committee may prescribe and set forth in an applicable subplan or award agreement and (B) defer the grant or payment of an Award pursuant to such terms and conditions as the Board or the Compensation Committee may prescribe and set forth in any applicable subplan or award agreement. The exercise price for each stock option at the time the option is granted shall be equal to at least 100 percent of the fair market value of Common Stock on the date of the grant. The term of an option granted under the 2009 Stock Incentive Plan shall not exceed ten years.

Each of the Nominees, if elected to the Board, would be indemnified by Casey’s for service as a director pursuant to the Articles and the By-Laws. In addition, Couche-Tard and Purchaser believe that, upon election to the Board, the Nominees would be covered by the officer and director liability insurance of Casey’s, if any, and would be entitled to any other benefits made available to directors of Casey’s. All information regarding the director compensation and benefits arrangements of Casey’s set forth herein is derived solely from public filings of Casey’s with the SEC and is qualified in its entirety by reference thereto. Couche-Tard and Purchaser have relied upon the accuracy of the information included in such public filings and have not made any independent attempt to verify the accuracy of such information.

If you sign a BLUE proxy card without providing voting instructions, your shares of Common Stock will be voted in favor of the election of the Nominees to the Board.

WE STRONGLY URGE YOU TO USE THE ENCLOSED BLUE PROXY CARD TO VOTE “FOR” THE ELECTION OF HOWARD W. BATES, HUGH L. COOLEY, G. TERRENCE CORIDEN, MICKEY KIM, D.O. MANN, KEVIN J. MARTIN, DAVID B. MCKINNEY AND MARC E. ROTHBART TO THE BOARD.

PROPOSAL 2: THE COUCHE-TARD BY-LAW PROPOSAL

Article XVII of the By-Laws provides that the By-Laws may be amended by the Board by a majority vote of the directors present at a meeting of the Board. Couche-Tard and Purchaser believe that in order to ensure that the will of the shareholders of Casey’s with respect to this proxy solicitation is upheld, you should vote FOR the adoption of the Couche-Tard By-Law Proposal.

Based on our review of the By-Laws filed with the SEC on June 10, 2009 (which is the date of the last publicly disclosed amendment to the By-Laws as of the date of this proxy statement), we are currently not aware of any specific provisions of the By-Laws that would be repealed by the adoption of the Couche-Tard By-Law Proposal. However, it is possible that, prior to the date of the Annual Meeting, the Board adopts amendments to the By-Laws in an effort to (1) impede the proper nomination by Couche-Tard of the Nominees, (2) negatively impact Couche-Tard’s and Purchaser’s ability to solicit and/or obtain proxies from shareholders of Casey’s, (3) undermine the will of the shareholders of Casey’s expressed in those proxies or (4) modify the corporate governance regime of Casey’s.

Although the adoption of the Couche-Tard By-Law Proposal could have the effect of repealing previously undisclosed amendments to the By-Laws without considering the beneficial nature, if any, of such amendments to the shareholders of Casey’s, it would not repeal any such amendments that were approved by the shareholders of Casey’s.

The language of the Couche-Tard By-Law Proposal is as follows:

RESOLVED, the Corporation’s Bylaws be and hereby are amended to repeal any new bylaw or any amendments to the Bylaws, enacted after June 10, 2009 and prior to the time of the enactment of this shareholder resolution, which have not been approved by the affirmative vote of the shareholders of the Corporation and no such bylaws or amendments to the Bylaws may be reinstated or readopted by action of the Board without the affirmative vote of the holders of at least a majority of the shares represented at the meeting and entitled to vote on the subject matter, where a quorum is present.

If you sign a BLUE proxy card without providing voting instructions, your shares will be voted in favor of the adoption of the Couche-Tard By-Law Proposal.

WE STRONGLY URGE YOU TO USE THE ENCLOSED BLUE PROXY CARD TO VOTE “FOR” THE ADOPTION OF THE COUCHE-TARD BY-LAW PROPOSAL.

PROPOSAL 3: THE CASEY’S KPMG PROPOSAL

Casey’s has proposed that the shareholders of Casey’s ratify the selection by the Audit Committee of KPMG LLP as the independent auditor of Casey’s for the fiscal year ending April 30, 2011. Please refer to the Casey’s Proxy Statement for more information about the Casey’s KPMG Proposal. Couche-Tard and Purchaser do not object to the ratification of the Audit Committee’s selection of KPMG LLP and recommend that you vote FOR the adoption of the Casey’s KPMG Proposal.

If you sign a BLUE proxy card without providing voting instructions, your shares will be voted in favor of the adoption of the Casey’s KPMG Proposal.

OTHER MATTERS

Except for the matters discussed above, Couche-Tard and Purchaser know of no other matters to be presented for approval by the shareholders of Casey’s at the Annual Meeting. If, however, other matters are properly presented, the persons named in the enclosed BLUE proxy card will vote the shares of Common Stock represented thereby in accordance with their best judgment in relation to such additional business pursuant to the discretionary authority granted in the proxy.

BACKGROUND OF THE SOLICITATION

As part of the regular evaluation of its business, Couche-Tard considers a variety of strategic options and transactions. In connection with this process, and consistent with its growth strategy, Couche-Tard has from time to time considered pursuing strategic transactions with other convenience stores operators, including Casey’s.

On October 6, 2009, Alain Bouchard, the President and Chief Executive Officer of Couche-Tard, contacted Robert Myers, the President and Chief Executive Officer of Casey’s, and expressed a preliminary interest in exploring a possible business combination transaction with Casey’s.

On November 13, 2009, Mr. Bouchard contacted Mr. Myers again to reiterate Couche-Tard’s interest in pursuing a transaction with Casey’s. Mr. Myers responded that Couche-Tard should submit any proposal in writing.

On March 9, 2010, Mr. Bouchard sent a letter to Mr. Myers setting forth Couche-Tard’s proposal to acquire 100% of the outstanding shares of Common Stock at a price of $36.00 per share. The following is the full text of the letter:

March  9th, 2010

Robert J. Myers

Casey’s General Stores, Inc.

One S.E. Convenience Blvd.

Ankeny, Iowa 50021

Mr. Myers:

Pursuant to our discussion and your request that I put any proposal in writing, Alimentation Couche-Tard Inc. (“Couche-Tard”) is pleased to set forth the following proposal to acquire 100% of the outstanding shares of Casey’s General Stores, Inc. (“Casey’s”).

Based on our review of publicly available information regarding Casey’s, our Board of Directors has authorized a proposal to acquire Casey’s at a price of $36.00 per share in cash to your shareholders. This represents a 17.0% premium over Casey’s closing price on March 1st, 2010 ($30.76), a 20.1% premium over Casey’s 30-calendar day average closing price, and a 10.3% premium over Casey’s all-time high closing share price of $32.65. The transaction consideration implies a LTM January 31st, 2010 EBITDA multiple of 7.4x and EV/store multiple of $1.2 million per store, which compares favorably to multiples of publicly traded companies and precedent transactions in our industry. We believe this proposal is compelling for Casey’s and its shareholders, and provides a unique opportunity for Casey’s shareholders to realize full and immediate value.

We have retained Credit Suisse as our financial advisor and Dewey & LeBoeuf LLP as our legal counsel. Our senior management team, our legal counsel, and Credit Suisse are available at your convenience to discuss any aspect of the terms and structure of our proposed transaction.

Couche-Tard is the leader in the Canadian convenience store industry and the largest independent convenience store operator (whether integrated with a petroleum company or not) in North America in terms of number of company-operated stores. As of March 1st , 2010, we had a market value of $3.5 billion. In our history, we have successfully completed numerous transactions, including the acquisition of Circle K from ConocoPhillips and deals with ExxonMobil, Shell, BP and Spirit Energy.

We have an extremely high regard for your operations, management and employees. Our operations are highly decentralized, and we have a track record of keeping most of the existing management and employees in place as we did in the Circle K transaction.

Given our financial strength and the strong support of our financing source, Credit Suisse, we do not anticipate that financing for the proposed acquisition will be an issue.

It is our current intention to keep the contents of this letter private. This proposal is nonbinding, and Couche-Tard shall have no obligations other than those set forth in a definitive agreement. We are prepared to proceed expeditiously and believe we can be in position to execute a definitive agreement within two to three weeks.

We are excited about a possible combination and plan to contact you in the near future to discuss our proposal. In the meantime, please do not hesitate to contact me or our advisor Greg Weinberger at Credit Suisse (            ) with any questions.

Sincerely,

/s/ Alain Bouchard

Alain Bouchard

President and Chief Executive Officer

On March 29, 2010, Mr. Myers sent a letter to Mr. Bouchard stating that the Board had unanimously voted to reject Couche-Tard’s proposal. The following is the text of the Letter:

March 29, 2010

Mr. Alain Bouchard

President & Chief Executive Officer

Alimentation Couche-Tard Inc.

1600, St-Martin Blvd. East

Tower B, Suite 200

Laval (Quebec) H7G 4S7

Dear Mr. Bouchard,

We received your letter dated March 9, 2010 outlining your unsolicited proposal to acquire Casey’s General Stores, Inc. Our Board of Directors has thoroughly evaluated it in consultation with our financial and legal advisors, and has unanimously rejected your proposal.

We recognize your high regard for our operations, management and employees. We agree with your observation that we have built a great brand at Casey’s, and we are very excited about the opportunities to continue to grow our business.

Sincerely,

/s/ Robert J. Myers

Robert J. Myers

President and Chief Executive Officer

On March 30, 2010, Mr. Bouchard sent a letter to Mr. Myers requesting that the Board reconsider Couche-Tard’s proposal and to enter into negotiations with Couche-Tard. The following is the text of the letter:

March 30, 2010

Robert J. Myers

President and Chief Executive Officer

Casey’s General Stores, Inc.

One Convenience Blvd.

Ankeny, Iowa 50021

Mr. Myers:

As conveyed to you in our letter dated March 9, 2010, our Board of Directors has authorized a proposal to acquire all of the outstanding shares of common stock of Casey’s General Stores, Inc. (“Casey’s”) at a price of $36.00 per share in cash. We had sent you that letter in response to your request that we put our proposal in writing. We are in receipt of your letter dated March 29, 2010, in which you informed us that your Board of Directors has unanimously rejected our proposal. We are disappointed with your response.

As previously stated, our Board of Directors and management believe that a combination of Alimentation Couche-Tard Inc. (“Couche-Tard”) and Casey’s presents an exciting opportunity to create significant value for our respective shareholders. Our proposal represents a 17.0% premium over Casey’s closing price on March 1, 2010 of $30.76, a 20.1% premium over Casey’s 30-calendar day average closing price, and a 10.3% premium over Casey’s all-time high closing price of $32.65. The transaction consideration implies a LTM January 31, 2010 EBITDA multiple of 7.4x and EV/store multiple of $1.2 million per store, which compares favorably to multiples of publicly traded companies and precedent transactions in our industry.

As stated in our March 9 letter, Couche-Tard is the leader in the Canadian convenience store industry and the largest independent convenience store operator (whether integrated with a petroleum company or not) in North America in terms of number of company-operated stores. As of March 1, 2010, we had a market value of $3.5 billion. In our history, we have successfully completed numerous transactions, including the acquisition of Circle K from ConocoPhillips and deals with ExxonMobil, Shell, BP and Spirit Energy.

We have an extremely high regard for your operations, management and employees. Our operations are highly decentralized, and we have a track record of keeping most of the existing management and employees in place as we did in the Circle K acquisition.

As previously mentioned, we have retained Credit Suisse as our financial advisor and Dewey & LeBoeuf LLP as our legal counsel. Our senior management team and our legal and financial advisors remain ready to meet with you and your representatives at your earliest convenience to discuss our proposal in detail and to negotiate definitive transaction documents. We continue to prefer to work together with you and your Board of Directors to negotiate a transaction for presentation to your shareholders as the joint effort of Casey’s and Couche-Tard. We are prepared to proceed expeditiously and believe we can be in position to execute a definitive agreement within 2 to 3 weeks with your cooperation.

Given our financial strength and the strong support of our financing source, Credit Suisse, we do not anticipate that financing for the proposed transaction will be an issue.

I want to emphasize to you and your Board of Directors our seriousness about this proposal and our commitment to a combination of Couche-Tard and Casey’s. We are convinced that this proposal is compelling for Casey’s and its shareholders and provides a unique opportunity for Casey’s shareholders to realize full and immediate value. We also firmly believe that, given our approach to acquisitions, this transaction would be in the best interests of your employees, customers and the communities in which you operate. We believe that your failure to engage us in discussions about our proposal is not in the best interest of your shareholders or any of your other constituencies.

At this point, we intend to keep this letter and its contents private. However, if you continue to be unwilling to engage in meaningful negotiations with us, we will have no choice other than to make your shareholders aware of our proposal.

We trust that you and your Board of Directors will give this proposal serious consideration. We would appreciate your prompt reply to our proposal, and no later than 12:00 noon, New York City time, on April 8, 2010.

We look forward to a timely and favorable response.

Sincerely,

/s/ Alain Bouchard

Alain Bouchard

President and Chief Executive Officer

On April 7, 2010 Mr. Myers sent a letter to Mr. Bouchard stating that the Board had again unanimously voted to reject Couche-Tard’s proposal. The following is the text of the letter:

April 7, 2010

Mr. Alain Bouchard

President & Chief Executive Officer

Alimentation Couche-Tard Inc.

1600, St-Martin Blvd. East

Tower B, Suite 200

Laval (Quebec) H7G 4S7

Dear Mr. Bouchard,

We received your letter dated March 30, 2010 regarding your unsolicited proposal to acquire Casey’s General Stores, Inc. As I stated in my previous letter, the Board has unanimously determined to reject your proposal. I assure you that the Board takes its fiduciary duties very seriously and came to this conclusion after a thorough, thoughtful evaluation of the proposal in consultation with our advisors, Goldman, Sachs & Co. and Cravath, Swaine & Moore LLP. The Board firmly believes that the proposal is not in the best interest of the Company.

We remain very excited about the opportunities to continue to grow our business and build on our strong proven track record of success.

Sincerely,

/s/ Robert J. Myers

Robert J. Myers

President & Chief Executive Officer

During the morning of April 9, 2010, Mr. Bouchard contacted Mr. Myers to inform him that the following letter would be delivered to Mr. Myers and publicly released, which was delivered to Mr. Myers and issued in a press release, that same morning.

April 9, 2010

The Board of Directors of Casey’s General Stores, Inc.

c/o Robert J. Myers

Casey’s General Stores, Inc.

One Convenience Blvd.

Ankeny, Iowa 50021

Mr. Myers:

As conveyed to you in our letters dated March 9, 2010 and March 30, 2010, our Board of Directors has authorized a proposal to acquire all of the outstanding shares of common stock of Casey’s General Stores, Inc. (“Casey’s”) at a price of $36.00 per share in cash. Despite our repeated efforts starting in October 2009 to engage in negotiations, and without the benefit of discussing our proposal with us or our advisors, your

Board of Directors unanimously rejected our proposal. Our goal remains to work with you to agree to a negotiated transaction. However, due to your unwillingness to engage in discussions and the unique opportunity presented by our proposal for your shareholders to realize full and immediate value, we are compelled to make this proposal known to your shareholders.

As we have stated in our prior correspondence, including our initial contact in October 2009, we believe that a combination of Casey’s and Alimentation Couche-Tard Inc. (“Couche-Tard”) presents an exciting opportunity to create significant value for our respective shareholders, employees, business partners and other constituencies. The transaction consideration implies a last twelve months (as of January 31, 2010) EBITDA multiple of 7.4x and a price of $1.3 million per store, which compares favorably to corresponding metrics of publicly traded companies and precedent transactions in our industry. Our proposal represents a 14% premium over Casey’s closing price on April 8, 2010, a 17% premium over Casey’s 90-calendar day average closing price and a 24% premium over Casey’s one-year average closing price.

Couche-Tard is the largest independent convenience store operator in North America (whether integrated with a petroleum company or not) in terms of number of company-operated stores. As of April 8, 2010, we had an enterprise value of $4.1 billion. As you know, we have successfully completed similar transactions, including the acquisition of Circle K from ConocoPhillips and transactions with ExxonMobil, Shell, BP and Spirit Energy. As such, we are confident that we can successfully combine our two companies to quickly maximize the benefits for our respective constituencies.

We have an extremely high regard for your operations, management and talented employees. Our operations are highly decentralized and we have a track record of keeping most of the existing management and employees in place as we did in the Circle K acquisition and our other transactions.

Our senior management team and our legal and financial advisors have already completed extensive analysis and due diligence of Casey’s based on publicly available information. As previously mentioned, we have retained Credit Suisse Securities (USA) LLC as our financial advisor and Dewey & LeBoeuf LLP as our legal counsel. We have also retained Innisfree M&A Incorporated as our proxy solicitor. We are prepared to proceed expeditiously and, with your cooperation, believe we can be in position to execute a definitive agreement within two to three weeks.

Given our financial strength and the strong support of our financing sources, we do not anticipate that financing for the proposed transaction will be an issue.

I want to emphasize to you and your Board of Directors our seriousness about this proposal and our commitment to a combination of Casey’s and Couche-Tard. We are convinced that this proposal is compelling for Casey’s and its shareholders and provides a unique opportunity for Casey’s shareholders to realize full and immediate value. We also firmly believe that, given our approach to acquisitions, this transaction would be in the best interests of your employees, customers and the communities in which you operate. We believe that your continued failure to engage in discussions about our proposal is not in the best interest of your shareholders or any of your other constituencies.

Our strong preference is to work with you to negotiate a mutually acceptable transaction and avoid unnecessary costs. Our senior management team and our legal and financial advisors remain ready to meet with you and your representatives at your earliest convenience to discuss our proposal in detail. However, if you continue to refuse to engage in meaningful negotiations, we are prepared to submit our proposal directly to your shareholders and commence a proxy contest to replace your Board of Directors.

We urge you and your Board of Directors to reconsider our proposal. We look forward to a timely and favorable response.

Sincerely,

/s/ Alain Bouchard

Alain Bouchard

President and Chief Executive Officer

Shortly after Couche-Tard’s issuance of its press release, during the morning of April 9, 2010, Mr. Myers sent a letter to Mr. Bouchard rejecting Couche-Tard’s proposal. The following is the full text of the letter:

Alain Bouchard

President and Chief Executive Officer

Alimentation Couche-Tard Inc.

1600, St-Martin Blvd. East

Tower B, Suite 200

Laval (Quebec) H7G 4S7

Dear Mr. Bouchard:

We are very disappointed that you have decided to launch a hostile public campaign regarding your unsolicited proposal to acquire Casey’s for $36.00 per share in cash. As we previously informed you, our Board of Directors takes its fiduciary duties very seriously and unanimously determined to reject your proposal after a thorough, thoughtful evaluation of it in consultation with our financial and legal advisors. Your proposal significantly undervalues Casey’s and is not in the best interests of the corporation. We are very excited about the many opportunities ahead to continue growing our business and deliver superior value to shareholders.

Couche-Tard’s Opportunistic Proposal Is Attempting to Capture the Significant Current and

Long-Term Value That Rightly Belongs to Casey’s Shareholders

As you said in your note to me, we have a great brand and “a recipe that works.” We couldn’t agree more. Casey’s is widely considered a best-in-class operator and consistently maintains industry-leading margins. We have important strategic growth initiatives underway that we expect will contribute meaningfully to our top and bottom lines and increase shareholder value in the near and long-term. Given our consistent outperformance among convenience store operators and our ongoing growth initiatives, along with the fact we own virtually all of our real estate, your proposal vastly undervalues Casey’s and our future prospects.

Building on Strong Track Record of Execution and Delivering Value to Shareholders. We are continuing to build on our exceptional track record of performance. We have had positive inside same-store sales growth for 24 consecutive quarters, based in part on the strength of our proprietary prepared food program, and this is a trend we expect to continue. We have the highest inside sales margins in the industry, which have enabled us to achieve double-digit annual EPS growth. Additionally, we have increased our dividend at a compounded annual growth rate of approximately 18% over the past five years.

New-Store Design Rollout and Prepared Food Price Increases Underway. We are in the process of rolling out our new store design that includes an increased cooler capacity, expanded coffee and fountain offerings, and a made-to-order sub-sandwich program. To-date we have incorporated the features of the new store design in 85 of our approximate 1,500 stores, and we are very encouraged by the initial results. We expect these stores to deliver a higher average cash flow and return than our chain-wide average. In addition, the Company implemented price increases on certain products within our prepared food program on March 1, 2010. We expect the price increases will expand margins and boost total prepared food same-store sales approximately 3-4%, in addition to the anticipated positive unit movement.

Expanding Footprint Organically and Through Acquisitions. We are continuing to focus on utilizing our strong balance sheet, which includes approximately $153 million in cash, to expand our footprint through new store openings and strategic acquisitions. Our disciplined approach to acquisitions has served us well, and we will continue to open stores in locations where we can achieve the maximum return on our investment. We also are in the midst of a significant store remodel and replacement initiative that will grow the business by incorporating the features of our new store design mentioned above into our existing store base. Thanks to our exceptional infrastructure, including our distribution network, we have the capacity to support the expansion plans. We expect to update the market on our specific store growth expectations for the next fiscal year during our fourth quarter earnings announcement.

Couche-Tard Is Trying to Acquire U.S. Companies on the Cheap — Casey’s Is Well Positioned

to Excel As Economy Recovers

We believe the timing of your proposal is very opportunistic given the impact of the recession and recent severe weather within our marketing territory. Casey’s has navigated the downturn successfully and is extremely well positioned to benefit as the economic recovery continues.

Couche-Tard is Trying to Buy U.S. Companies on the Cheap. In public statements, Couche-Tard has been clear that it believes that U.S. convenience store operators are currently undervalued. As your CFO said: “It’s just good for the M&A environment. It’s exactly what we did not have in the past two years, that didn’t allow us to be able to close good deals.” (National Post, March 10, 2010). The 14% premium of your proposal to our closing stock price yesterday, April 8, 2010, underscores that you are attempting to acquire U.S. companies on the cheap. We agree with you that the U.S. convenience store operators are currently undervalued; however, we will not hand over to you the significant long-term value of Casey’s that rightly belongs to our shareholders.

Casey’s is Well-Positioned to Benefit from the Global Economic Recovery. As economic conditions improve and convenience stores begin to participate more in the current upswing, we believe that our strong operations, ongoing strategic initiatives, and loyal repeat customer base will enable us to accelerate same store sales growth and overall profitability.

We Are Focused on the Best Interests of Our Shareholders, Employees and the Communities We Serve

Casey’s is in a position of financial and operational strength, which gives us the flexibility to execute a wide variety of strategic initiatives. Our Board of Directors and management team are very enthusiastic about our growth plans and confident in our ability to deliver superior value to shareholders. We are also committed to serving the best interests of our other important constituencies, including our employees and the communities in which we operate, which have been and will continue to be a critical part of our success.

Sincerely,

/s/ Robert J. Myers

Robert J. Myers

President and Chief Executive Officer

Casey’s General Stores, Inc.

On June 2, 2010, Couche-Tard and Purchaser commenced the Offer.

On June 7, 2010, Couche-Tard provided notice to Casey’s, as required by the By-Laws, of its nomination of the Nominees for election to the Board at the Annual Meeting and the Couche-Tard By-Law Proposal.

On June 8, 2010, Casey’s issued a press release and filed a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the Offer (together with any amendments and supplements thereto, the “Schedule 14D-9”) with the SEC, announcing the Board’s recommendation that shareholders of Casey’s reject the Offer and not tender their shares of Common Stock pursuant to the Offer.

On July 12, 2010, Couche-Tard and Purchaser extended the Offer until 5:00 p.m., New York City time, on Friday, August 6, 2010, unless further extended.

On July 22, 2010, Couche-Tard and Purchaser increased the price to be paid pursuant to the Offer from $36.00 per share of Common Stock to $36.75 per share of Common Stock, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer. On that same day, Couche-Tard and Purchaser filed their preliminary proxy statement with the SEC.

On July 28, 2010, Casey’s issued a press release and filed an amendment to the Schedule 14D-9 relating to the Offer with the SEC, announcing the Board’s recommendation that shareholders of Casey’s reject the Offer and not tender shares of Common Stock in the Offer. Additionally, on July 28, 2010, Casey’s issued a press release announcing that the Board had unanimously approved a $500 million recapitalization plan to be executed through a “modified Dutch auction” self-tender offer at a price of $38.00 to $40.00 per share of Common Stock, which would be funded by a combination of debt financing and available cash.

On August 2, 2010, Couche-Tard and Purchaser announced that they had extended the Offer, which was scheduled to expire at 5:00 p.m., New York City time, on August 6, 2010 until 5:00 p.m., New York City time, on August 30, 2010, unless further extended.

On August 10, 2010, Casey’s issued a press release and filed an amendment to the Schedule 14D-9 relating to the Offer with the SEC, announcing the issuance of the Notes pursuant to the Note Purchase Agreement in a private placement in an aggregate principal amount of $569 million, the proceeds of which will be used to fund the purchase of shares of Common Stock in the self-tender offer and for certain other purposes.

On August 12, 2010, Casey’s filed the Casey’s Proxy Statement with the SEC.

ABOUT THE OFFER

On June 2, 2010, Purchaser commenced its offer to purchase (1) all issued and outstanding shares of Common Stock and (2) the associated Rights at a price of $36.00 per share of Common Stock, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer. On July 22, 2010, Couche-Tard and Purchaser increased the price to be paid pursuant to the Offer from $36.00 per share of Common Stock to $36.75 per share of Common Stock, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer. The Offer will expire at 5:00 p.m., New York City time, on Monday, August 30, 2010, unless extended.

Purchaser has commenced the Offer to acquire control of, and ultimately the entire equity interest in, Casey’s. Purchaser currently intends, promptly following consummation of the Offer, to seek to have Casey’s consummate the Proposed Merger, pursuant to which each then outstanding share of Common Stock (other than shares of Common Stock held by Couche-Tard or its subsidiaries (including, without limitation, Purchaser) and shares of Common Stock owned by shareholders who properly perfect their appraisal rights under Iowa law) will be converted into the right to receive an amount in cash equal to the highest price paid per share of Common Stock pursuant to the Offer.

The Offer is subject to the satisfaction or waiver of certain conditions by us, including:

•

shareholders of Casey’s having validly tendered, and not withdrawn before the expiration of the Offer, a number of shares of Common Stock that, together with the shares of Common Stock then owned by Couche-Tard and its subsidiaries (including, without limitation, Purchaser), would represent at least a majority of the total voting power of all of the outstanding shares of Common Stock calculated on a fully-diluted basis after the consummation of the Offer;

•

Couche-Tard being satisfied, in its reasonable discretion, that the restrictions on business combinations with interested shareholders set forth in Section 490.1110 of the IBCA will be inapplicable to the Offer and Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s;

•

Casey’s not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Couche-Tard’s or Purchaser’s ability to acquire Casey’s or otherwise diminishing the expected value to Couche-Tard of the acquisition of Casey’s;

•

Couche-Tard having available to it proceeds of financings on terms and conditions satisfactory to it that are sufficient, together with cash on hand, to consummate the Offer and Proposed Merger, and to refinance all debt of Casey’s and Couche-Tard that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or Proposed Merger or the financing thereof, and to pay all related fees and expenses;

•

the Board having redeemed the Rights or Purchaser being satisfied, in its reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and Proposed Merger or any business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s; and

•	all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, having expired or been terminated.

The Offer is also subject to certain other conditions. A complete description of all such conditions are contained in the Offer to Purchase.

For a complete description of the terms of the Offer, including conditions of the Offer and certain federal income tax consequences of the Offer and Proposed Merger, shareholders of Casey’s are referred to the Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) filed by Couche-Tard and Purchaser with the SEC on June 2, 2010. These materials, as they may be amended from time to time, contain important information that should be read carefully before any decision is made with respect to the Offer. Investors and security holders of Casey’s can obtain free copies of these documents and other documents filed with the SEC by Couche-Tard and Purchaser through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3. Free copies of any such documents can also be obtained by directing a request to Couche-Tard’s information agent, Innisfree M&A Incorporated at (877) 717-3930.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This proxy statement, any additional proxy solicitation materials of Couche-Tard and Purchaser and the BLUE proxy card are available at http://www.ReadOurMaterials.com/Couche-Tard.

Information on how to obtain directions for admittance to the Annual Meeting and to vote in person are available by contacting Innisfree M&A Incorporated at (877) 717-3930.

VOTING AND PROXY PROCEDURES

Eligibility to Vote

According to publicly available information, the shares of Common Stock constitute the only class of outstanding voting securities of Casey’s. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock registered in his, her or its name on the books of Casey’s on the Record Date on any matter submitted to the shareholders at the Annual Meeting. The Articles and the By-Laws do not authorize cumulative voting in the election of directors.

Quorum Requirements

The By-Laws provide that the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote generally, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, withheld votes and “broker non-votes” will be counted for purposes of determining the presence of a quorum. “Broker non-votes” are shares held by a broker that are represented at a meeting of shareholders, but with respect to which brokers are prohibited from exercising voting authority because the beneficial owner has not provided voting instructions and the broker does not have discretionary voting power.

Vote Requirements

According to the Casey’s Proxy Statement, as of the Record Date, there were 50,969,662 shares of Common Stock issued and outstanding.

Directors of Casey’s are elected by a plurality of the votes cast by the shares of Common Stock entitled to vote in the election at a meeting at which a quorum is present. According to the Casey’s Proxy Statement, the eight nominees for election to the Board at the Annual Meeting who receive the greatest number of votes cast for election will be the duly elected directors of Casey’s. Withheld votes and “broker non-votes” will not be counted for the purpose of determining the number of votes cast for election.

The adoption of the Couche-Tard By-Law Proposal and the Casey’s KPMG Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, where a quorum is present. Abstentions and “broker non-votes” will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote.

Voting by Proxy

Please vote by telephone or via the Internet today (instructions are on the enclosed BLUE proxy card) or by signing, dating and mailing the enclosed BLUE proxy card in the postage-paid envelope provided.

If you return a signed BLUE proxy card without providing voting instructions, your shares of Common Stock will be voted: (1) FOR the election of each of the Nominees to the Board, (2) FOR the adoption of the Couche-Tard By-Law Proposal and (3) FOR the adoption of the Casey’s KPMG Proposal.

If you hold your shares of Common Stock with a brokerage firm, bank or other nominee, only it can exercise voting rights with respect to your shares of Common Stock and it is required to vote such shares of Common Stock in accordance with your instructions. Accordingly, it is critical that you promptly give instructions to your brokerage firm, bank or other nominee to ensure that a BLUE proxy card is submitted on your behalf (1) FOR the election of each of the Nominees to the Board, (2) FOR the adoption of the Couche-Tard By-Law Proposal and (3) FOR the adoption of the Casey’s KPMG Proposal.

If you hold shares of Common Stock through Casey’s 401(k) Plan (the “KSOP Shares”), such shares are not registered in your name, and your name will not appear in the register of shareholders of Casey’s. Instead, your KSOP Shares are registered in the name of a trust, which is administered by Principal Trust Company (the “Trustee”). Only the Trustee will be able to vote your KSOP Shares (even if you personally attend the Annual Meeting). You can direct the voting of the KSOP Shares allocated to your accounts by following the instructions set forth on the BLUE instruction card that will be provided to you by the Trustee. You cannot direct the voting of your KSOP Shares in person at the Annual Meeting. If voting instructions for the KSOP Shares are not returned, such shares will be voted by the Trustee in the same proportion as the KSOP Shares for which voting instructions are returned by the other participants in Casey’s 401(k) Plan. Accordingly, you are urged to give instructions to the Trustee to vote (1) FOR the election of each of the Nominees to the Board, (2) FOR the adoption of the Couche-Tard By-Law Proposal and (3) FOR the adoption of the Casey’s KPMG Proposal. To allow sufficient time for the Trustee to tabulate the vote of the KSOP Shares, participant instructions must be received before 11:59 p.m., Eastern Time, on September 20, 2010.

We urge you not to sign or return the white proxy card of Casey’s or otherwise provide your proxy to Casey’s. It will NOT help elect the Nominees if you sign and return the white proxy card of Casey’s and vote against its directors or withhold your vote for its directors. Doing so may cancel any previous votes you have cast. If you have already returned or otherwise provided a white proxy card to Casey’s, you may revoke that proxy by voting by telephone or via the Internet (instructions are on the enclosed BLUE proxy card) or by signing, dating and mailing a later-dated BLUE proxy card in the postage-paid envelope provided. You may also revoke your proxy by submitting a written revocation to the Secretary of Casey’s at One Convenience Blvd., Ankeny, Iowa 50021, prior to the commencement of the Annual Meeting or by voting in person at the Annual Meeting. Only your latest-dated proxy or your vote in person at the Annual Meeting will be counted. Shareholders whose shares are held in “street name” should consult with their brokerage firm, bank or other nominee concerning the methods for revoking their proxy.

Couche-Tard and Purchaser do not know of any other matters to be presented for approval by the shareholders of Casey’s at the Annual Meeting. If, however, other matters are properly presented, the persons named in the enclosed BLUE proxy card will vote the shares of Common Stock represented thereby in accordance with their best judgment in relation to such additional business pursuant to the discretionary authority granted in the proxy.

Revocation of Proxies

You may revoke a proxy that you have given to either Casey’s or to us at any time before it is exercised at the Annual Meeting by (1) executing a proxy bearing a later date, (2) submitting a written revocation to the Secretary of Casey’s at One Convenience Blvd., Ankeny, Iowa 50021, prior to the commencement of the Annual Meeting or (3) voting in person at the Annual Meeting. Shareholders whose shares are held in “street name” should consult with their brokerage firm, bank or other nominee concerning the methods for revoking their proxy.

Although a revocation is effective if received by the Secretary of Casey’s at the address above prior to the commencement of the Annual Meeting, we urge you to mail either the original or a copy of the revocation to Alimentation Couche-Tard Inc., c/o Innisfree M&A Incorporated, at 501 Madison Avenue, 20th Floor, New York, New York 10022 so that we will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of the Nominees to the Board and approval of the Couche-Tard By-Law Proposal have been received.

SOLICITATION OF PROXIES

This proxy solicitation is being made by Couche-Tard and Purchaser. Proxies may be solicited by mail, facsimile, courier services, Internet, telephone, telegraph, in person and by advertisements. Under the rules of the SEC, Couche-Tard, Purchaser, and certain of their respective directors, officers and employees, along with the Nominees (collectively, the “Couche-Tard Participants”), may be deemed “participants” in the solicitation of proxies in connection with the Annual Meeting. Solicitations may be made by the Couche-Tard Participants, none of whom will receive additional compensation for this proxy solicitation, except with respect to the Nominees as described in this proxy statement. Information regarding the Couche-Tard Participants is set forth in Annex A of this proxy statement.

Couche-Tard has retained Innisfree M&A Incorporated (“Innisfree”) for solicitation and advisory services in connection with this proxy solicitation, the Offer and Proposed Merger, for which Innisfree will receive a fee of not more than $325,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Innisfree will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that Innisfree will employ approximately 100 persons to solicit proxies from shareholders of Casey’s for the Annual Meeting. Innisfree is also acting as Information Agent in connection with the Offer, for which Innisfree will be paid customary compensation in addition to reimbursement of reasonable out-of-pocket expenses. None of the other Couche-Tard Participants has individually retained any person to provide proxy solicitation or advisory services in connection with this proxy solicitation.

We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all materials related to this proxy solicitation to the beneficial owners of shares of Common Stock held of record. Couche-Tard intends to reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

Credit Suisse Securities (USA) LLC (“Credit Suisse”) is acting as financial advisor to Couche-Tard in connection with its effort to enter into a business combination with Casey’s. Credit Suisse is also acting as the dealer manager in connection with the Offer. Credit Suisse will receive customary fees in connection with these engagements. Couche-Tard has also agreed to reimburse Credit Suisse (in its capacity as dealer manager and as financial advisor) for its reasonable expenses resulting from or arising out of its engagement and to indemnify Credit Suisse and certain related persons against certain liabilities and expenses in connection with its engagement, including, without limitation, certain liabilities under the federal securities laws. Credit Suisse and its affiliates render various investment banking and other advisory services to Couche-Tard and its affiliates and are expected to continue to render such services, for which they have received and expect to continue to receive customary compensation from Couche-Tard and its affiliates. In the ordinary course of business, Credit Suisse engages in securities trading, market making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of Casey’s and/or Couche-Tard.

Credit Suisse does not admit that it, any controlling person of Credit Suisse or any of its directors, officers, employees, agents or affiliates is a “participant,” as defined in Schedule 14A (“Schedule 14A”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the solicitation of proxies for the Annual Meeting, or that Schedule 14A requires the disclosure of certain information concerning them. None of Credit Suisse or any of the foregoing persons will receive any fee for, or in connection with, any solicitation activities in addition to fees Credit Suisse is otherwise entitled to receive under its engagement as financial advisor.

Couche-Tard will bear the costs of the solicitation and will not seek reimbursement of those costs from Casey’s. The total expenditures for, in furtherance of, or in connection with the solicitation of proxies, including expenditures for attorneys, accountants, public relations or financial advisors, proxy solicitors, advertising, printing, transportation, litigation and related expenses and filing fees, are expected to aggregate approximately $2,000,000, of which $500,000 has been paid to date.

APPRAISAL RIGHTS

Shareholders of Casey’s will not have rights of appraisal or similar dissenters’ rights with respect to any of the matters identified in this proxy statement to be acted upon at the Annual Meeting.

EXECUTING A BLUE PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES, THE ADOPTION OF THE COUCHE-TARD BY-LAW PROPOSAL AND THE ADOPTION OF THE CASEY’S KPMG PROPOSAL WILL NOT PREVENT SHAREHOLDERS OF CASEY’S AFTER CONSUMMATION OF THE OFFER FROM SUBSEQUENTLY DEMANDING APPRAISAL OF THEIR SHARES OF COMMON STOCK IN CONNECTION WITH THE CONSUMMATION OF THE PROPOSED MERGER OR ANY OTHER BUSINESS COMBINATION INVOLVING COUCHE-TARD OR ANY OF ITS SUBSIDIARIES (INCLUDING, WITHOUT LIMITATION, PURCHASER) AND CASEY’S.

SUBMISSION OF SHAREHOLDER PROPOSALS

According to the Casey’s Proxy Statement, any proposal which a shareholder intends to present at the 2011 Annual Meeting must be received by Casey’s by April 14, 2011 in order to be eligible for inclusion in Casey’s proxy statement and proxy card relating to the 2011 Annual Meeting, unless the date of the 2011 Annual Meeting is changed by more than 30 days from September 23, 2011, in which case the proposal must be received a reasonable time before Casey’s begins to print and send its proxy materials for the 2011 Annual Meeting. Upon timely receipt of any such proposal, Casey’s will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with applicable SEC regulations governing the solicitation of proxies.

According to the Casey’s Proxy Statement, a shareholder may bring other business before the 2011 Annual Meeting only by delivering written notice to the Secretary of Casey’s not earlier than May 26, 2011, and not later than June 24, 2011, unless the date of the 2011 Annual Meeting is more than 30 days before September 23, 2011, or more than 60 days after September 23, 2011, in which case written notice must be provided not less than 90 days nor more than 120 days prior to the date of the 2011 Annual Meeting. The notice must set forth certain information in accordance with the By-Laws. Any shareholder desiring a copy of the By-Laws will be furnished a copy without charge upon written request addressed to Brian J. Johnson, Vice President—Finance and Corporate Secretary, Casey’s General Stores, Inc., P.O. Box 3001, One Convenience Blvd., Ankeny, Iowa 50021-0845.

CERTAIN INFORMATION REGARDING COUCHE-TARD AND PURCHASER

Couche-Tard was incorporated under Part IA of the Companies Act (Québec) by certificate of amalgamation dated May 1, 1988. On December 15, 1994, Couche-Tard changed its corporate name from “Actidev Inc.” to “Alimentation Couche-Tard Inc.” Couche-Tard’s principal administrative offices are located at 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3 and its telephone number is (450) 662-6632.

Couche-Tard is a leading convenience store operator offering a range of food products, beverages, other merchandise and services and motor fuel. In North America, Couche-Tard is the largest independent convenience store operator (whether integrated with a petroleum company or not) in terms of number of company-operated stores. As of the date of this proxy statement, Couche-Tard operates a network of 5,878 convenience stores, 4,146 of which include motor fuel dispensing, located in 11 large geographic markets, including eight in the United States covering 43 states and the District of Columbia and three in Canada covering all ten provinces. More than 53,000 people are employed throughout Couche-Tard’s retail convenience network and service centers.

Purchaser is an indirect wholly owned subsidiary of Couche-Tard organized in 2010 under the laws of the State of Iowa in order to make the Offer and to take other action in connection therewith. Purchaser has not engaged, and is not expected to engage, in any business other than in connection with its organization, the Offer, Proposed Merger and this proxy solicitation. Purchaser’s principal administrative offices and telephone number are the same as those of Couche-Tard.

Additional information regarding Couche-Tard and Purchaser is set forth in Annex A of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND

MANAGEMENT OF CASEY’S

Information regarding security ownership of certain beneficial owners, directors and management of Casey’s is set forth in Annex B of this proxy statement.

CERTAIN LITIGATION

On June 11, 2010, Casey’s filed a lawsuit in federal district court for the Southern District of Iowa, Central Division (the “Court”), against Couche-Tard and Purchaser. In the action, captioned Casey’s General Stores, Inc. v. Alimentation Couche-Tard Inc., et al., Civil Action No. 4:10-cv-265, Casey’s alleges, among other things, that Couche-Tard violated Section 14(e) of the Exchange Act and Rule 14e-8 promulgated thereunder and Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder in connection with statements made by Couche-Tard relating to the commencement of the Offer and certain sales of shares of Common Stock by Couche-Tard.

On June 18, 2010, Casey’s filed a motion for a preliminary injunction (1) directing Couche-Tard and Purchaser to make additional disclosures regarding its trading in the shares of Common Stock, (2) enjoining Couche-Tard and Purchaser from engaging in activities allegedly in violation of the federal securities laws and (3) enjoining Couche-Tard and Purchaser from taking any further steps to consummate the Offer and Proposed Merger. Couche-Tard believes that the claims asserted by Casey’s, and its related motion for a preliminary injunction, are baseless and intends to continue to defend against them vigorously.

Also, on June 18, 2010, Couche-Tard and Purchaser filed with the Court an Answer, Affirmative Defenses and Counterclaims, in which they deny the allegations made by Casey’s and assert counterclaims (“Counterclaims”) against Casey’s and the members of the Board (the “Director Defendants”) alleging, among other things, that (1) the Director Defendants have breached and continue to breach their fiduciary duties by implementing and failing to remove certain defensive devices designed to block the Offer and Proposed Merger regardless of potential benefits to the shareholders of Casey’s, (2) certain anti-takeover related provisions of the IBCA are unconstitutional, both facially and as applied to this case and are thus void, and (3) the Director Defendants have violated Section 14(e) of the Exchange Act by making certain untrue statements of material fact in the Schedule 14D-9 and omitting material facts necessary to make certain statements in the Schedule 14D-9 not misleading.

Through its Counterclaims, Couche-Tard and Purchaser seek declaratory and injunctive relief, including, among other things, a Court order: (1) declaring that the Director Defendants have breached and continue to breach their fiduciary duties, (2) declaring that certain anti-takeover related provisions of the IBCA are unconstitutional and are thus void and do not govern the Offer or Proposed Merger, (3) enjoining the Director Defendants from taking any steps to impede or frustrate the ability of the shareholders of Casey’s to consider or accept the Offer and Proposed Merger, (4) ordering the Director Defendants to redeem the Rights or to amend the Rights Agreement so as to make it inapplicable to the Offer, (5) ordering the Director Defendants to grant approval of the Offer and Proposed Merger for purposes of Section 490.1110 of the IBCA, (6) ordering the Director Defendants to make corrective disclosure in the Schedule 14D-9 and (7) ordering the Director Defendants to take all other action necessary to permit shareholders of Casey’s to tender their shares of Common Stock into the Offer.

On July 7, 2010, the Court ordered that any hearing on Casey’s application for a preliminary injunction shall be held on August 23, 2010, and that the parties shall complete discovery on any issue relating to the application for preliminary injunction by August 16, 2010. On July 12, 2010, Casey’s filed a motion to dismiss the Counterclaims. On July 14, 2010, Couche-Tard filed its opposition to Casey’s motion for a preliminary injunction and filed a motion for judgment on the pleadings. On July 29, 2010, Casey’s filed a reply brief in support of its motion for a preliminary injunction. On August 2, 2010, Casey’s filed its opposition to Couche-Tard’s motion for judgment on the pleadings. On August 11, 2010, Couche-Tard filed its opposition to Casey’s motion to dismiss the Counterclaims. On August 17, 2010, the Court scheduled a hearing on Casey’s application for a preliminary injunction for September 1, 2010.

On April 28, 2010, a purported shareholder class action lawsuit was filed in the Iowa District Court in and for Polk County (the “Iowa State Court”) against Casey’s and the members of the Board. In the action, captioned Mercier v. Casey’s General Stores, Inc., et al., Civil Action No. CE65196 (the “Mercier Litigation”), the plaintiff alleges that the members of the Board have breached their fiduciary duties in connection with the Offer by, among other things, refusing to negotiate with Couche-Tard or properly consider the Offer in order to entrench themselves. On those grounds, the plaintiff seeks, among other things, an order (1) requiring the Board to conduct an auction process and/or a market check, (2) requiring the defendants to make full and fair disclosure of all material facts to the purported class before the completion of any acquisition, (3) declaring that the Board has breached its fiduciary duties to the plaintiff and the purported class and (4) awarding the plaintiff fees, expenses and costs.

On June 29, 2010, a second purported class action lawsuit, captioned Howie v. Myers, et al., Civil Action No. CL118607 (the “Howie Litigation”), was filed in the Iowa State Court against Casey’s and the members of the Board. The purported class plaintiff alleges that the members of the Board have breached their fiduciary duties in connection with the Offer by, among other things, failing to negotiate with Couche-Tard or properly consider the Offer in order to entrench themselves. The plaintiff seeks, among other things, an order (1) requiring the Board to undertake an evaluation of alternative transactions and to deploy the Rights in a manner that will maximize shareholder value, (2) enjoining the Board from entering into any material transactions or changes to the business and assets of Casey’s other than under court supervision, (3) awarding the plaintiff damages and (4) awarding the plaintiff fees, expenses and costs.

On July 21, 2010, a purported class action lawsuit was filed in the Court against Casey’s and the members of the Board. In the action, captioned Kentucky State District Council of Carpenters Pension Trust Fund v. Myers, et al., Case No. 4:10-cv-00332, the plaintiff alleges that the members of the Board have breached their fiduciary duties in connection with the Offer, by, among other things, implementing a number of substantive impediments instead of engaging in good-faith negotiations with Couche-Tard and making materially misleading statements to its shareholders in order to deter them from tendering their shares of Common Stock. The plaintiff seeks, among other things, (1) a declaration that the Board has breached its fiduciary duties to the plaintiff and the class, (2) an injunction preventing the Board from initializing defensive measures which may render the acquisition of Casey’s unduly burdensome or expensive for a potential acquiror, (3) an order requiring the Board to rescind or redeem the Rights and/or a declaration that the Rights are invalid, (4) invalidation of the amendments to certain employment agreements, (5) imposition of a constructive trust in favor of the plaintiff and the class and (6) an award of plaintiff’s costs and fees.

On August 4, 2010, the Iowa State Court consolidated the Howie Litigation into the Mercier Litigation and appointed counsel in the Mercier Litigation as lead counsel.

On August 8, 2010, a purported class action lawsuit captioned Oklahoma Law Enforcement Retirement System v. Myers, et al., Civil Action No. CL119217, was filed in the Iowa State Court against Casey’s and the members of the Board, alleging that the members of the Board have breached their fiduciary duties in connection with the Offer by, among other things, implementing coercive and preclusive defensive measures designed to impede the Offer in order to entrench themselves. The plaintiff seeks, among other things, an order (1) declaring that the Board breached its fiduciary duties, (2) enjoining the Board from implementing any further defensive measures that would impede the plaintiff’s ability to consider or accept the Offer, (3) requiring the Board to rescind or redeem the Rights, (4) requiring the Board to terminate Casey’s recapitalization plan, (5) requiring the Board to make certain corrective disclosures in the Schedule 14D-9, (6) requiring the Board to take all other action necessary to facilitate the tender of shares of Common Stock into the Offer, (7) requiring the Board to provide a fair process by which the plaintiff can evaluate potential strategic alternatives, (8) imposing a constructive trust in favor of the plaintiff and the class and (9) awarding plaintiff costs and fees.

CERTAIN ADDITIONAL INFORMATION

The information concerning Casey’s contained in this proxy statement and Annex B has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Couche-Tard and Purchaser have relied upon the accuracy of the information included in such publicly available documents, records and other public sources and have not made any independent attempt to verify the accuracy of such information.

The mailing address of the principal executive offices of Casey’s is P.O. Box 3001, One Convenience Blvd., Ankeny, Iowa 50021-8045 and its telephone number is (515) 965-6100.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements including statements which are, except in connection with the Offer, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. The safe harbors intended to be created by Sections 27A and 21E are not available to statements made in connection with a tender offer and Couche-Tard and Purchaser are not aware of any judicial determination as to the applicability of such safe harbors to forward-looking statements made in solicitation materials when there is a simultaneous tender offer. However, shareholders should be aware that any such forward-looking statements are only predictions, subject to risks and uncertainties which could render actual outcomes and results materially different than predicted. In some cases, such forward-looking statements may be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “intends” or “believes” or the negative of such terms or other comparable terminology.

ANNEX A – ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN

THE SOLICITATION

Additional Information Regarding the Couche-Tard Participants

Each of the Couche-Tard Participants (other than Couche-Tard, Purchaser and the Nominees) is listed below along with their present principal occupation or employment. The current business address of each Couche-Tard Participant (other than the Nominees) is c/o Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3 and the current business telephone of each is (450) 662-6632. Each occupation set forth opposite an individual’s name below refers to employment with Couche-Tard.

Name	Present Principal Occupation or Employment
Alain Bouchard	President and Chief Executive Officer

Richard Fortin	Chairman of the Board

Réal Plourde	Executive Vice-President

Sylvain Aubry	Senior Director, Legal Affairs and Corporate Secretary

Alain Brisebois	Senior Vice-President, Operations

Brian P. Hannasch	Chief Operating Officer

Raymond Paré	Vice-President and Chief Financial Officer

Except as disclosed herein, none of the Couche-Tard Participants has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting, other than, in the case of the Nominees, election to office.

During the past ten years, none of the Couche-Tard Participants has been convicted in a criminal proceeding or has been named the subject of a pending criminal proceeding (excluding traffic violations or similar misdemeanors).

Couche-Tard, directly or indirectly, owns 362 shares of Common Stock beneficially (which includes 100 shares of Common Stock owned by Purchaser) and 262 shares of Common Stock of record. Purchaser, directly or indirectly, owns beneficially, and of record, 100 shares of Common Stock. Except for the shares of Common Stock owned by Couche-Tard and Purchaser, none of the Couche-Tard Participants owns beneficially, directly or indirectly, or of record but not beneficially, any securities of Casey’s or any parent or subsidiary of Casey’s.

The following table sets forth the purchases and sales of shares of Common Stock by Couche-Tard in the past two years. No part of the purchase price or market value of these shares of Common Stock was represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such shares of Common Stock. On June 1, 2010, Couche-Tard transferred 100 shares of Common Stock to Purchaser.

Purchase or Sale of Shares of Common Stock by Couche-Tard in Past Two Years
Date of Purchase or Sale	Amount Purchased or (Sold)
09/24/2009	102,800
09/25/2009	17,200
10/02/2009	400
10/05/2009	21,400
10/14/2009	300
10/16/2009	30,400
10/19/2009	6,900
10/20/2009	51,005
10/21/2009	170,500
10/22/2009	9,107
10/23/2009	37,600
10/26/2009	13,700
10/27/2009	23,900
10/28/2009	42,700
10/29/2009	67,700
10/30/2009	122,800
11/02/2009	114,200
11/03/2009	85,800
11/04/2009	29,700
11/05/2009	31,800
11/06/2009	68,838
11/10/2009	9,600
11/11/2009	59,100
11/12/2009	90,400
11/13/2009	119,500
11/30/2009	69,900
12/01/2009	8,200
12/03/2009	73,800
12/04/2009	3,900
12/08/2009	139,400
12/09/2009	13,200
12/17/2009	33,126
12/18/2009	36,705
03/24/2010	24,442
03/25/2010	40,542
03/26/2010	28,800
03/29/2010	45,666
03/30/2010	32,212
03/31/2010	28,023
04/01/2010	17,002
04/05/2010	100
04/07/2010	39,894
04/08/2010	13,100
04/09/2010	(1,975,000)

Except as set forth above, no Couche-Tard Participant has, to their knowledge, purchased or sold any securities of Casey’s within the last two years; provided that such securities may have been purchased or sold without their knowledge for accounts of such Couche-Tard Participants managed by independent investment managers having control over the purchase and sale decisions with respect thereto.

Except for an understanding between Couche-Tard and Purchaser that Couche-Tard will transfer any shares of Common Stock that it owns, beneficially or of record, to Purchaser and that Purchaser will vote any shares of Common Stock at the direction of Couche-Tard at any meeting of the shareholders of Casey’s, none of the Couche-Tard Participants is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Casey’s including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

No “associate” (as defined in Rule 14a-1 promulgated under the Exchange Act) of the Couche-Tard Participants owns beneficially, directly or indirectly, any securities of Casey’s.

None of the Couche-Tard Participants nor any of their respective associates had or will have a direct or indirect material interest in any transaction since the beginning of the last fiscal year of Casey’s or any currently proposed transaction to which Casey’s or any of its subsidiaries was or is to be a participant in which the amount involved exceeds $120,000.

None of the Couche-Tard Participants or any of their associates has any arrangement or understanding with any person with respect to any future employment by Casey’s or its affiliates, or with respect to any future transactions to which Casey’s or any of its affiliates will or may be a party.

Additional Information Regarding the Nominees

There are no material proceedings to which any Nominee or any of their respective associates is a party adverse to Casey’s or any of its subsidiaries or has a material interest adverse to Casey’s or any of its subsidiaries.

None of the Nominees has held any position or office with Casey’s.

Except as disclosed herein, there are no arrangements or understandings between the Nominees and any other person pursuant to which any such Nominee was or is to be selected as a director or nominee to the Board.

No family relationships exist among the Nominees or between any Nominee and any director or executive officer of Casey’s.

None of the Nominees has carried on an occupation or employment, during the past five years, with Casey’s or any corporation or organization which is or was a parent, subsidiary or other affiliate of Casey’s, and none of the Nominees has ever served on the Board.

None of the Nominees has been involved in any legal proceedings in the preceding ten years which are described in Item 401(f) of Regulation S-K promulgated under the Securities Act of 1933 (“Regulation S-K”), and which must be disclosed as material for purposes of an evaluation of the integrity or ability of any person nominated to become a director under the federal securities laws.

None of the Nominees was at any time during the most recent fiscal year of Casey’s, a director, officer, beneficial owner of more than ten percent of any class of equity securities of Casey’s registered pursuant to Section 12 of the Exchange Act or otherwise subject to Section 16 of the Exchange Act with respect to Casey’s because of the requirements of Section 30 of the Investment Company Act of 1940 or Section 17 of the Public Utility Holding Company Act of 1935, and none of the Nominees failed to file on a timely basis any forms or reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years.

Couche-Tard and Purchaser believe that each of the Nominees would be considered an independent director of Casey’s within the meaning of Item 407(a) of Regulation S-K.

None of the Nominees nor any of their associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of Casey’s that is required to be disclosed under Item 402 of Regulation S-K, or is subject to any arrangement described in Item 402 of Regulation S-K.

ANNEX B – SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND MANAGEMENT OF CASEY’S

The information in this Annex B is derived from (1) the Casey’s Proxy Statement, (2) the Schedule 13G filed with the SEC by BlackRock, Inc. on January 29, 2010 and (3) the Schedule 13G filed with the SEC by Advisory Research, Inc. on February 12, 2010.

The following tables sets forth information relating to the ownership of shares of Common Stock by (1) each person, including any group, known by us to be the beneficial owner of more than five percent of the outstanding shares of Common Stock as of the date indicated in the footnotes, (2) each of the directors of Casey’s as of July 29, 2010, (3) each of the named executive officers of Casey’s as of July 29, 2010 and (4) all of the executive officers and directors of Casey’s as a group as of July 29, 2010, except, in the case of clauses (2), (3) and (4), the information regarding the KSOP Shares is provided as of April 30, 2010 (as discussed in footnote 2 to the Directors and Executive Officers table below).

Five Percent Beneficial Owners

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,873,892	(1)	7.61%

Advisory Research, Inc. 180 North Stetson Street Suite 5500 Chicago, IL 60601	2,567,933	(2)	5.04%

(1)	Based on the Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 29, 2010, which indicates that BlackRock had sole voting power over 3,873,892 shares of Common Stock and sole dispositive power over 3,873,892 shares of Common Stock.
(2)	Based on the Schedule 13G filed with the SEC by Advisory Research, Inc. (“Advisory Research”) on February 12, 2010, which indicates that Advisory Research had sole voting power over 2,567,933 shares of Common Stock and sole dispositive power over 2,567,933 shares of Common Stock.

B-1

Directors and Executive Officers

Name of Beneficial Owner	Direct Ownership	Shares Subject to Options(1)	KSOP Shares(2)	Total Amount and Nature of Beneficial Ownership(3)	Percent of Class(4)
Diane C. Bridgewater	2,000	6,000	—	8,000	*
Johnny Danos	9,175	12,000	—	21,175	*
Kenneth H. Haynie	29,162	18,000	—	47,162	*
H. Lynn Horak	2,000	—	—	2,000	*
William C. Kimball	5,131	12,000	—	17,131	*
Jeffrey M. Lamberti	27,000	4,000	—	31,000	*
Richard A. Wilkey	2,000	2,000	—	4,000	*
Robert J. Myers	38,000	20,000	7,444	65,444	*
Terry W. Handley	—	40,000	9,780	49,780	*
William J. Walljasper	—	32,000	4,912	36,912	*
Sam J. Billmeyer	—	30,000	3,966	33,966	*
All executive officers and directors as a group (12 persons)(5)	118,968	200,500	28,937	348,405	*

*	Less than 1%
(1)	Consisting of shares (which are included in the totals) that are subject to acquisition within 60 days of July 29, 2010 through the exercise of stock options granted under the Casey’s 2000 Stock Option Plan or the Casey’s Non-Employee Directors’ Stock Option Plan, but which cannot be presently voted by the executive officers or non-employee directors holding the options.
(2)	The amounts shown (which are included in the totals) consist of shares of Common Stock allocated to the named executive officers’ accounts in the Casey’s 401(k) Plan as of April 30, 2010 (the most recent allocation made by the Trustee of the Casey’s 401(k) Plan) over which the officer exercises voting power. Under the trust agreement creating the Casey’s 401(k) Plan, the shares of Common Stock held by the Trustee are voted by the Trustee in accordance with the participants’ directions or, if no directions are received, in the same manner and proportion as the Trustee votes shares for which the Trustee does receive timely instructions.
(3)	Except as otherwise indicated, the amounts shown are the aggregate numbers of shares of Common Stock attributable to the individuals’ direct ownership of shares of Common Stock, shares subject to the exercise of options within 60 days of July 29, 2010 and KSOP Shares.
(4)	For purposes of determining the Percent of Class, all shares of Common Stock subject to stock option awards which were not exercisable within 60 days of July 29, 2010 were assumed to have been issued.
(5)	Includes the current directors and the Board’s nominees for election to the Board and Terry W. Handley, William J. Walljasper, Sam J. Billmeyer and Julia L. Jackowski.

B-2

ANNEX C – FORM OF PROXY CARD

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Common Stock of Casey’s General Stores, Inc.

for the upcoming Annual Meeting of Shareholders.

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Please call toll-free in the U.S. or Canada at 1-866-547-4641, on a touch-tone telephone. If outside the U.S. or Canada, call 215-521-1343. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet – Please access https://www.proxyvotenow.com/caseys, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail – If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Alimentation Couche-Tard Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

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☒	Please mark your vote as in this example

ALIMENTATION COUCHE-TARD INC. AND ACT ACQUISITION SUB, INC.

RECOMMEND YOU VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS:

PROPOSAL 1:    Election of Directors.

(01) Howard W. Bates (02) Hugh L. Cooley (03) G. Terrence Coriden (04) Mickey Kim (05) D.O. Mann (06) Kevin J. Martin (07) David B. McKinney (08) Marc E. Rothbart	FOR ALL ☐	WITHHOLD ALL ☐

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To withhold authority to vote for any nominee(s), mark “FOR ALL” and write the number(s) of the nominees on the line below.

PROPOSAL 2: Repeal any new by-laws or amendments to the Second Amended and Restated By-Laws of Casey’s General Stores, Inc. (the “By-Laws”) adopted by the Board of Directors of Casey’s General Stores, Inc., without shareholder approval, after June 10, 2009 (which is the date of the last publicly disclosed amendment to the By-Laws as of the date of the proxy statement) and prior to the time of adoption of this proposal by the shareholders of Casey’s General Stores, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 3: Ratify the appointment of KPMG LLP as the independent registered public accounting firm of Casey’s General Stores, Inc. for the fiscal year ending April 30, 2011.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date:	, 2010

Signature

Signature (if held jointly)

Title(s), if any

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. Corporations should provide full name of corporation and title of authorized officer signing the proxy. If signer is a partnership, please sign in partnership name by authorized person.

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PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.
▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼
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CASEY’S GENERAL STORES, INC.
B L U E P R O X Y	Proxy Solicited by ALIMENTATION COUCHE-TARD INC. and ACT ACQUISITION SUB, INC. for the
2010 Annual Meeting of Shareholders of Casey’s General Stores, Inc.

The undersigned acknowledges receipt of the Proxy Statement, dated August 19, 2010, of Alimentation Couche-Tard Inc. and ACT Acquisition Sub, Inc. relating to the 2010 Annual Meeting of Shareholders of Casey’s General Stores, Inc. scheduled to be held on September 23, 2010 at 9:00 a.m., Central Time, at Casey’s Corporate Headquarters, One Convenience Blvd., Ankeny, Iowa, and at any adjournments or postponements thereof and any special meeting that may be called in lieu thereof (the “2010 Annual Meeting”), and hereby appoints Alain Bouchard, Brian P. Hannasch and Raymond Paré and each of them proxies, with full power of substitution with the powers the undersigned would possess if personally present, to vote, as directed herein, all shares of common stock, no par value, of the undersigned in Casey’s General Stores, Inc. at the 2010 Annual Meeting.

This proxy will be voted as specified herein and, unless otherwise directed, will be voted FOR Proposals 1, 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2010 Annual Meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2010 Annual Meeting.
YOUR VOTE IS VERY IMPORTANT—PLEASE VOTE TODAY.
(Continued and To Be Signed On Reverse Side)

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